EXHIBIT 2(A)


                           STOCK PURCHASE AGREEMENT


                                 By and Among


                                NovaCare, Inc.,

                              NC Resources, Inc.,

                         Hanger Orthopedic Group, Inc.

                                      and


                             HPO Acquisition Corp.



                              As of April 2, 1999

                               TABLE OF CONTENTS


                                                                                 PAGE
I.    PURCHASE AND SALE OF THE SHARES............................................  1

      1.01   Purchase and Sale of the Shares.....................................  1
      1.02   Purchase Price, Payment and Adjustments.............................  1
      1.03   Delivery of the Shares..............................................  4
      1.04   Intercompany Account Obligations....................................  4
      1.05   Guaranties..........................................................  4

II.   REPRESENTATIONS AND WARRANTIES OF THE PARENT AND THE SELLER................  4

      2.01   Organization and Qualification; Subsidiaries........................  4
      2.02   Conflicts...........................................................  5
      2.03   Capitalization......................................................  5
      2.04   Financial Statements; No Undisclosed Liabilities....................  5
      2.05   Accounts Receivable; Inventories....................................  6
      2.06   Absence of Certain Changes..........................................  6
      2.07   Taxes    ...........................................................  7
      2.08   Real Property Owned or Leased.......................................  8
      2.09   Title to Assets.....................................................  8
      2.10   Contractual and Other Obligations...................................  8
      2.11   Compensation and Employment Agreements..............................  9
      2.12   Employee Benefit Plans..............................................  9
      2.13   Labor Relations..................................................... 10
      2.14   Insurance........................................................... 10
      2.15   Litigation.......................................................... 11
      2.16   Permits; Compliance with Applicable Law............................. 11
      2.17   Bank Accounts....................................................... 12
      2.18   Trademarks, Patents and Copyrights.................................. 12
      2.19   Transactions with Certain Persons................................... 13
      2.20   Authority........................................................... 13
      2.21   Ownership of Shares................................................. 13
      2.22   Consents ........................................................... 13
      2.23   Foreign Person...................................................... 13
      2.24   Medicare, Medicaid and Third-Party Payors........................... 14
      2.25   Disclosure; Year 2000............................................... 14

III.  REPRESENTATIONS AND WARRANTIES OF HANGER AND THE PURCHASER................. 15

      3.01   Organization........................................................ 15
      3.02   Authority........................................................... 15


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      3.03   Conflicts........................................................... 15
      3.04   Litigation; Disputes................................................ 15
      3.05   Consents ........................................................... 15
      3.06   Investment Purpose.................................................. 16
      3.07   Financing........................................................... 16

IV.   THE CLOSING................................................................ 16

      4.01   Time and Place of the Closing....................................... 16
      4.02   Termination......................................................... 16
      4.03   Effect on Obligations............................................... 17
      4.04   Return of Documentation............................................. 17
      4.05   Sole and Exclusive Remedy........................................... 18

V.    CONDITIONS TO THE SELLER'S OBLIGATIONS TO CLOSE............................ 18

      5.01   Certificates........................................................ 18
      5.02   Opinion of the Purchaser's Counsel.................................. 18
      5.03   Representations, Warranties and Covenants........................... 18
      5.04   No Litigation....................................................... 19
      5.05   Approvals........................................................... 19
      5.06   Third Party Consents................................................ 19
      5.07   HSR Act Approval.................................................... 19
      5.08   Releases ........................................................... 19

VI.   CONDITIONS TO THE PURCHASER'S OBLIGATION TO CLOSE.......................... 19

      6.01   Certificates........................................................ 19
      6.02   Opinion of the Parent's Counsel..................................... 20
      6.03   Representations, Warranties and Covenants........................... 20
      6.04   No Litigation....................................................... 21
      6.05   Approvals........................................................... 21
      6.06   Third Party Consents................................................ 21
      6.07   HSR Act Approval.................................................... 21
      6.08   Resignations........................................................ 22
      6.09   Discharge of Indebtedness; Release of Liens......................... 22
      6.10   Temporary Use of Supplier Reimbursement Numbers..................... 22
      6.11   Transition Services Agreement....................................... 22
      6.12   Subscriber Services Agreement....................................... 22
      6.13   Escrow Agreement.................................................... 22

VII.  CONDUCT OF THE BUSINESS.................................................... 22

      7.01   Operation of the Business........................................... 23
      7.02   No Loans, Advances, Etc............................................. 23
      7.03   Capital Expenditures................................................ 23
      7.04   Preservation of Organization and Business Relationships............. 23
      7.05   Employee Plans...................................................... 23


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

      7.06   Maintenance of Insurance............................................ 23
      7.07   Claims   ........................................................... 23
      7.08   Sale of Assets...................................................... 23

VIII. OTHER AGREEMENTS OF THE PARTIES 23

      8.01   Announcements....................................................... 23
      8.02   Employee Obligations................................................ 24
      8.03   Labor Relations..................................................... 24
      8.04   Access to Information............................................... 24
      8.05   Tax Matters......................................................... 26
      8.06   Insurance Matters................................................... 28
      8.07   Agreement by the Purchaser Regarding No Other Representations or
             Warranties by the Parent or the Seller.............................. 29
      8.08   Name Change......................................................... 30
      8.09   Release of Liens.................................................... 30
      8.10   Consents and Approvals.............................................. 30
      8.11   Further Assurances.................................................. 30
      8.12   Best Efforts........................................................ 31
      8.08   Notice of Breach.................................................... 31
      8.14   Confidentiality..................................................... 31
      8.15   Access to Properties and Records.................................... 31
      8.17   Acquisition of Rights to Confidentiality............................ 31
      8.17   Financing........................................................... 32

IX.   INDEMNIFICATION............................................................ 32

      9.01   Indemnification by the Parent and the Seller........................ 32
      9.02   Indemnification by the Purchaser.................................... 33
      9.03   Procedure for Indemnification....................................... 33
      9.04   Limits on the Liability of the Seller............................... 36
      9.05   Other Limits on Indemnification..................................... 36
      9.06   Losses Net.......................................................... 37
      9.07   Sole and Exclusive Remedy........................................... 37
      9.08   Limitations on Materiality.......................................... 37

X.    BROKERS AND FINDERS........................................................ 37

      10.01  The Parent's and the Seller's Obligations........................... 37
      10.02  The Purchaser's Obligations......................................... 37

XI.   MISCELLANEOUS.............................................................. 38

      11.01  Notices............................................................. 38
      11.02  Entire Agreement.................................................... 39
      11.03  Assignment.......................................................... 39
      11.04  Further Action...................................................... 39
      11.05  Binding Effect...................................................... 39


                                     iii

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      11.06  Expenses............................................................ 39
      11.07  Arbitration......................................................... 39
      11.08  Schedules and Exhibits.............................................. 39
      11.09  Invalidity, Etc..................................................... 40
      11.10  Headings............................................................ 40
      11.11  Governing Law....................................................... 40
      11.12  Counterparts........................................................ 40
      11.13  Construction........................................................ 40
      11.14  Hanger's Guaranty of Purchaser's Obligations........................ 40
      11.15  Assignment of Parent Agreements..................................... 40

XII.  DEFINITIONS................................................................ 41

      12.01  Certain Definitions................................................. 41


SCHEDULES

      Schedule 1.02(a)(1)    Principal Amounts of Acquired Company Notes
      Schedule 1.02(a)(2)    Acquired-company Notes
      Schedule 1.02(a)(3)    Assumed Severance Obligations
      Schedule 1.02(b)       Trial Balance
      Schedule 2.01          Subsidiaries, Capital Stock
      Schedule 2.02          Group Member Conflicts
      Schedule 2.03          Capitalization
      Schedule 2.04(a)       Financial Statements
      Schedule 2.04(b)       Liabilities
      Schedule 2.05(a)       Accounts Receivable Exceptions
      Schedule 2.05(b)       Inventory Exceptions
      Schedule 2.06          Certain Changes
      Schedule 2.07(a)       Taxes
      Schedule 2.07(b)       Tax Attributes
      Schedule 2.08          Real Property
      Schedule 2.09          Title; Liens
      Schedule 2.10          Contracts
      Schedule 2.11          Compensation
      Schedule 2.12          Benefit Plans
      Schedule 2.13          Labor Relations
      Schedule 2.14          Insurance
      Schedule 2.15          Litigation
      Schedule 2.16          Permits; Environmental
      Schedule 2.18          Intellectual Property
      Schedule 2.19          Transactions with Certain Persons
      Schedule 2.22          Consents
      Schedule 2.25          Y2K Compliance
      Schedule 9.01          Assumed Litigation


                                      iv

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                           STOCK PURCHASE AGREEMENT


            THIS STOCK PURCHASE AGREEMENT (this "Agreement"), made as of the 2nd day of April 1999, by and among NovaCare, Inc., a Delaware corporation (the "Parent"), NC Resources, Inc., a Delaware corporation (the "Seller"), Hanger Orthopedic Group, Inc., a Delaware corporation ("Hanger"), and HPO Acquisition Corp., a Delaware corporation (the "Purchaser"). Capitalized terms used herein and not defined in the specific Section in which they are used, shall have the meanings assigned to such terms in Section XII hereof.

                             W I T N E S S E T H:


            WHEREAS, the Seller is the holder of all of the issued and outstanding shares of common stock, $.01 par value per share (the "Common Stock"), of NovaCare Orthotics and Prosthetics, Inc., a Delaware corporation (the "Company");

            WHEREAS, the Parent is the holder of all of the outstanding capital stock of the Seller; and

            WHEREAS, the Purchaser desires to acquire from the Seller, and the Seller desires to sell to the Purchaser, for the consideration hereinafter provided, all of the outstanding shares of the Common Stock (collectively, the "Shares").

            NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter set forth, the parties hereto, intending to be legally bound, hereby agree as follows:

                                  SECTION I.

                        PURCHASE AND SALE OF THE SHARES

      1.01 PURCHASE AND SALE OF THE SHARES. Subject to the terms and conditions of this Agreement and on the basis of the representations, warranties, covenants and agreements herein contained, at the Closing, the Seller agrees to sell, assign and convey the Shares to the Purchaser, and the Purchaser agrees to purchase, acquire and accept the Shares from the Seller.

      1.02  PURCHASE PRICE, PAYMENT AND ADJUSTMENTS.

            (a) PURCHASE PRICE AND PAYMENT. The Purchaser agrees to provide the Seller with an aggregate value of Four Hundred Fifty-Five Million Dollars ($455,000,000.00) ("PURCHASE PRICE") for the Shares by: (i) the assumption of the promissory notes payable by the Company to the sellers of acquired businesses in a principal amount not to exceed the amount (the "Relevant Amount") set forth on Schedule 1.02(a)(1) hereto with respect to the relevant Closing Date (the "Acquired-company Notes") as specifically listed on SCHEDULE 1.02(A)(2) hereto; (ii) the escrow of Ten Million Dollars ($10,000,000.00) (the "Escrowed Funds") until the determination of any Purchase Price adjustments as provided in Section 1.02(b) hereof; (iii) the assumption of the liability of the Parent with respect to the severance amounts calculated as set forth on SCHEDULE 1.02(A)(3); and (iv) the payment of the balance of the

Purchase Price in cash by wire transfer or delivery of other immediately available funds at the Closing. In the event that the Closing hereunder shall occur prior to July 1, 1999, at the request of the Seller, the Purchaser agrees to use commercially reasonable efforts to deliver, in lieu of the cash portion of the Purchase Price, a promissory note secured by a letter of credit (the "Note"), due and payable to the Seller on July 1, 1999 and on terms otherwise acceptable to the parties; provided, however, that the issuance of the Note (and the maintenance of the letter of credit with respect thereto) shall not result in any incremental cost to the Purchaser incurred due to the delivery of the Note in lieu of cash or provided, further, that the Seller agrees to bear such incremental costs.

            (b) Purchase Price Adjustments. (i) Notwithstanding anything contained in this Agreement to the contrary, the Seller and Parent guarantee that the principal amount of the Company's Acquired-company Notes shall not exceed a maximum of the Relevant Amount measured as of the close of business on the Closing Date. In the event that the principal amount of the Acquired-company Notes exceeds the Relevant Amount, then the cash portion of the Purchase Price payable pursuant to Section 1.02(a) shall be reduced by the amount, if any, by which the Acquired-company Notes exceed the maximum amount of the Relevant Amount.

            (ii) If, on the Closing Date, Adjusted Working Capital is less than Ninety-Five Million Five Hundred Seventy-Two Thousand Dollars
      ($95,572,000.00), then the cash portion of the Purchase Price payable pursuant to Section 1.02(a) shall be reduced by the amount of such deficiency (the "Working Capital Deficiency") in Adjusted Working Capital. If, on the Closing Date, Adjusted Working Capital is greater than $95,572,000.00, then the cash portion of the Purchase Price payable pursuant to Section 1.02(a) shall be increased by the amount by which Adjusted Working Capital exceeds $95,572,000.00 (the "Working Capital Excess"). Adjusted Working Capital shall be comprised of cash in an amount of not less than Two Million Dollars ($2,000,000.00), accounts receivable, inventory, other current assets, accounts payable, and accrued expenses to third-parties (excluding all inter-company obligations, accrued but unpaid Taxes and the current portion of the Acquired- company Notes) of the Company calculated in accordance with this Agreement and GAAP applied on a basis consistent with the Company's prior practice. The Adjusted Working Capital shall be initially based upon an estimated trial balance to be prepared by the Company and presented to the Purchaser as of the end of the last full month immediately prior to the month in which the Closing Date occurs. This trial balance shall be attached hereto as SCHEDULE 1.02(B). At the Closing, the Company shall present to the Purchaser the Company's initial calculation of its Adjusted Working Capital as of the Closing Date.

            (iii) The actual Adjusted Working Capital of the Company as of the Closing Date and the actual amount of Acquired-company Notes shall be based upon a final Balance Sheet dated as of the Closing Date. The Purchaser shall have such final Balance Sheet compiled by PricewaterhouseCoopers LLP ("PWC"). The Purchaser shall deliver to the Seller the calculation and determination of the actual Adjusted Working Capital of the Company and Acquired-company Notes as of the Closing Date as determined by PWC within ninety (90) days after the Closing Date.

      Such calculation shall be deemed conclusive and binding on the parties for purposes of computing the actual Adjusted Working Capital of the Company and Acquired-company Notes as of the Closing Date unless the Seller objects by delivering a detailed statement describing the Seller's objections to the Purchaser within thirty (30) days after receiving from the Purchaser the determination by PWC of the Adjusted Working Capital of the Company and Acquired-company Notes as of the Closing Date. The Purchaser and the Seller will use reasonable efforts to resolve any such objections themselves. Any dispute regarding the PWC determination of the Adjusted Working Capital of the Company and Acquired-company Notes as of the Closing Date shall be resolved in the manner set forth in Section 1.02(d) hereof. If the Seller does not provide such written notice to the Purchaser within such 30-day period, then the Purchaser shall make the appropriate adjustment to the Purchase Price in accordance with Section 1.02(c) within ten (10) days after the date by which the Seller was required to provide such written notice under this Section 1.02(b)(iii).

            (c) The amount of any Working Capital Deficiency and the amount by which the principal amount of the Acquired-company Notes exceeds the Relevant Amount shall be promptly deducted from the Escrowed Funds and returned to the Purchaser, with the remaining balance, if any, of the Escrowed Funds being promptly thereafter released to the Seller. In the event the Escrowed Funds are less than the subject Working Capital Deficiency and excess Acquired-company Notes, then all of the Escrowed Funds shall be returned to the Purchaser and the remaining amount of such Working Capital Deficiency and excess Acquired-company Notes which is greater than the amount of the Escrowed Funds shall be paid by the Parent and the Seller to the Purchaser in cash by wire transfer within thirty (30) days of the final determination of such amounts as provided under this Section 1.02. If there is no Working Capital Deficiency and the amount of the Acquired-company Notes does not exceed the Relevant Amount, then the entire amount of the Escrowed Funds shall be released to the Seller. The amount of any Working Capital Excess shall be paid by the Purchaser to the Seller in cash by wire transfer within thirty (30) days of the final determination of such Working Capital Excess as provided under this Section 1.02.

            (d) Dispute Resolution Mechanism. If the parties do not obtain a final resolution of a dispute regarding the determination by PWC of the actual Adjusted Working Capital of the Company and the amount of Acquired-company Notes as of the Closing Date as provided under Section 1.02(b) hereof within thirty (30) days after the Purchaser has received the statement of objections from the Seller, then PWC shall select another nationally-recognized, independent certified public accounting firm, reasonably satisfactory to the parties, to resolve any remaining objections. The determination of such second accounting firm so selected by PWC will be set forth in writing and will be conclusive and binding upon the parties. The Purchaser will revise the determination of the actual Adjusted Working Capital of the Company and the amount of the Acquired-company Notes as of the Closing Date to reflect such resolution of any objections thereto. The fees and expenses of such second accounting firm shall be borne 50% by the Purchaser and 50% by the Parent and Seller.


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

      1.03 DELIVERY OF THE SHARES. At the Closing, the Seller shall deliver the Shares to the Purchaser by delivering certificates duly endorsed in blank representing the Shares, each certificate to be accompanied by any requisite stock transfer tax stamps.

      1.04 INTERCOMPANY ACCOUNT OBLIGATIONS. As of the Effective Time, all then outstanding intercompany obligations, agreements and contracts between any Group Member and the Parent, the Seller or any of their Affiliates (other than any Group Member) shall be cancelled or otherwise eliminated, at no cost to the Purchaser, and in all cases none of the Parent, the Seller, any of their Affiliates or any Group Member shall have any further liability or obligation in respect of any such intercompany obligation, agreement or contract; provided that nothing in this Section 1.04 shall affect any of the covenants, agreements, obligations or liabilities of the Parent, the Seller or the Purchaser as set forth in this Agreement.

      1.05 GUARANTIES. In the event that the Seller, the Parent or any of their Affiliates (other than any Group Member) has guaranteed (the entity obligated under any such guaranty being hereinafter referred to as the "Guarantor") any obligations (the "Guaranteed Obligations") of any Group Member outstanding as of the Closing Date, the Purchaser shall use its commercially reasonable efforts to obtain the release of each Guarantor from any liability with respect to the Guaranteed Obligations and shall indemnify and hold harmless each Guarantor harmless from and against any such liability.

                                  SECTION II.

          REPRESENTATIONS AND WARRANTIES OF THE PARENT AND THE SELLER

      In connection with the purchase and sale of the Shares hereunder, the Parent and the Seller, jointly and severally, hereby represent and warrant to Hanger and the Purchaser, as of the date hereof and as of the Closing Date, that:

      2.01 ORGANIZATION AND QUALIFICATION; SUBSIDIARIES. The Company and each of its subsidiaries is listed on SCHEDULE 2.01 hereto (each a "Subsidiary" and collectively, the "Subsidiaries") and is validly existing and in good standing under the laws of the jurisdiction of its organization, and has all requisite corporate or partnership (as applicable) power, authority and legal right to own, operate and lease its assets and properties and to conduct the businesses in which it is now engaged. Each Group Member is duly qualified to transact business as a foreign corporation or partnership (as applicable) in all jurisdictions wherein it is required to be so qualified, except where the failure to be so qualified would not have a Material Adverse Effect. The Company does not have any Subsidiaries other than the Subsidiaries. Other than the Subsidiaries and other than as set forth on SCHEDULE 2.01 hereto, the Company does not own any capital stock or other proprietary interest, directly or indirectly, in any corporation, association, trust, partnership, joint venture, limited liability company or other entity nor is the Company bound by any agreement to acquire any such capital stock or other proprietary interest. Copies of the certificate of incorporation and by-laws, or other organizational documents, of the Company and each Subsidiary have been made available to the Purchaser on or prior to the Closing Date, which copies are complete and correct and include all amendments, modifications or supplements thereto.


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

      2.02 CONFLICTS. Neither the execution and delivery of this Agreement by the Parent and the Seller, nor the consummation of the transactions contemplated hereby to be consummated by the Parent or the Seller, (a) violates any provision of the certificate of incorporation or by-laws or other organizational documents of the Parent, the Seller or any Group Member or (b) constitutes a violation of any Applicable Law. Except as set forth on SCHEDULE
2.02 hereto, neither the execution and delivery of this Agreement by the Parent and the Seller nor the consummation of the transactions contemplated hereby to be consummated by the Parent or the Seller violates, conflicts with, results in any breach of any of the terms of, or results in the termination of, or the creation of any material Lien pursuant to the terms of, any Contract or any material contract or other obligation to which the Parent or the Seller is subject except where such violation, conflict, breach, termination or Lien would not have a Material Adverse Effect.

      2.03 CAPITALIZATION. The authorized, issued and outstanding capital stock or other equity interests of the Company and each Subsidiary is as set forth on SCHEDULE 2.03 hereto. All of the outstanding shares of the Common Stock and all of the outstanding shares of capital stock of each corporate Subsidiary have been duly and validly authorized and issued and are fully paid and non-assessable and are owned of record by the Seller, the Company or a Subsidiary, as the case may be. Except as set forth on SCHEDULE 2.03 hereto, as of the Closing Date, there are no outstanding subscriptions, warrants, options, calls, commitments, convertible or exchangeable securities, or other rights or agreements to purchase or acquire shares of capital stock or other equity interests of any Group Member to which any Group Member, the Parent or the Seller is a party. Except as set forth on SCHEDULE 2.03 hereto, as of the Closing Date, there are no agreements concerning the issuance, voting, transfer, acquisition or disposition of shares of capital stock or other equity interests of any Group Member to which any Group Member, the Parent or the Seller is a party.

      2.04 FINANCIAL STATEMENTS; NO UNDISCLOSED LIABILITIES. (a) The Company's audited consolidated balance sheets as of June 30, 1997 and 1998 and related consolidated statements of income and cash flows for each of the years ended June 30, 1996, 1997 and 1998, and the unaudited consolidated balance sheet as at December 31, 1998 and the related unaudited consolidated statements of income and cash flows for the six months then ended (collectively, the "Financial Statements") are attached hereto as SCHEDULE 2.04(A). The Financial Statements have been prepared in accordance with GAAP, consistently applied, in all material respects, except that the Financial Statements as of December 31, 1998 do not contain footnotes. The balance sheets constituting a part of the Financial Statements fairly present in all material respects the consolidated financial condition of the Group as at the date of such balance sheets and the other related statements included in the Financial Statements fairly present in all material respects the consolidated results of operations and cash flows of the Group for the periods then ended.

            (b) Except as set forth in SCHEDULE 2.04(B) hereto, no Group Member has any material liabilities or obligations of any nature, whether accrued, absolute, contingent or otherwise, except for:

            (i) liabilities and obligations set forth or adequately reserved against in the Financial Statements;

            (ii) liabilities and obligations incurred in the ordinary course of business subsequent to the date of the Financial Statements; and

            (iii) liabilities and obligations described or otherwise disclosed on the Schedules to this Agreement.

            (c) Except for indebtedness for borrowed money to be cancelled or otherwise eliminated as set forth in Section 1.04 hereof and except for indebtedness for borrowed money among Group Members, no Group Member has any indebtedness for borrowed money.

      2.05  ACCOUNTS RECEIVABLE; INVENTORIES.

            (a) All accounts receivable of the Group Members reflected on the balance sheet included in the Financial Statements as of December 31, 1998, and all accounts receivable which have arisen since December 31, 1998, are valid accounts receivable subject to no known setoff or counterclaim and have arisen only from bona fide arm's-length transactions in the ordinary course of the business of the Group Members, consistent with past practices and recorded in accordance with GAAP, consistently applied, and subject only to the reserves reflected on the Financial Statements, except only as provided in SCHEDULE 2.05(A).

            (b) The inventories reflected on the balance sheet included in the Financial Statements, or thereafter acquired by the Group Members (and not subsequently disposed of in the ordinary course of business), consist of items that are saleable in all material respects in the ordinary course of business for the purpose for which they were procured or manufactured, and none of which is damaged or defective, nor subject to any security interest, except as otherwise provided in SCHEDULE 2.05(B). The values at which inventories are carried on the balance sheet included in the Financial Statements, or in the case of inventories acquired following December 31, 1998 on the books and records of the applicable Group Member, reflect the normal inventory valuation policy of the Group Members of stating inventories at the lower of cost or market (on a first-in, first-out method) in accordance with GAAP.

      2.06 ABSENCE OF CERTAIN CHANGES. Except as set forth in SCHEDULE 2.06, since December 31, 1998 there has not been any (a) adverse change in the assets, properties, results of operations or financial condition of the Group which has resulted or is likely to result in a Material Adverse Effect; (b) material damage to or destruction of the assets or properties of the Group, whether or not insured; (c) material changes in the Group's customary methods of operations or the manner in which their business is conducted; or (d) except in the ordinary course of business, sale or transfer of material tangible or intangible assets of the Group, or mortgage, pledge or imposition of any Lien on such assets except for Permitted Liens.

      2.07  TAXES. Except as set forth in SCHEDULE 2.07(A) hereto:

            (a) Each Group Member has filed or caused to be filed on a timely basis all returns, reports or other declarations relating to Taxes required to be filed by it (the "Tax Returns"), except for any such Tax Returns which the Company or the Seller are not aware were required to be filed and the failure to file which would not have, in the aggregate, a Material Adverse Effect, and each of the Group Members has timely paid or caused to be paid all Federal, state, local and foreign taxes (including, but not limited to, income, franchise, property (real, tangible and intangible), sales, use, unemployment, withholding, gross receipts, business license, transfer, capital, net worth, gains, excise, social security and workers' compensation taxes and estimated income and franchise tax payments, and penalties, interest and fines with respect to any thereof) (collectively, "Taxes") set forth on such Tax Returns as due and payable by it with respect to the periods covered by such Tax Returns. All of such Tax Returns are true and correct in all material respects, except where the failure to be so would not have, individually or in the aggregate, a Material Adverse Effect. Since their respective dates of acquisition, the taxable income of each of the Group Members has been included in the consolidated Federal income Tax Returns of the Parent to the extent required to be included under the Code and in the consolidated, combined or unitary state income Tax Returns of the Parent to the extent required to be included under applicable state income Tax rules.

            (b) With respect to any Taxes of any Group Member not yet due and payable, adequate reserves and accruals in all material respects for such Taxes have been made in the Financial Statements or in the books and records of the applicable Group Member.

            (c) Neither the Seller, nor the Parent, nor any Group Member has received written notice from any taxing authority of any material deficiency, claim or other dispute relating to the payment or assessment of any Taxes for any period which remains unsettled at the date hereof, and to the Knowledge of the Parent no such deficiency exists materially in excess of reserves and accruals set forth in the Financial Statements.

            (d) Neither the Seller, nor the Parent, nor any Group Member has executed any waiver of any statute of limitations on the assessment or collection of Taxes with respect to any Group Member or executed any agreement now in effect extending the period of time to assess or collect any Taxes with respect to any Group Member.

            (e) There are no Liens for Taxes (other than Permitted Liens) upon or, to the Knowledge of the Parent, threatened against any assets of the Group, other than Liens which would not have a Material Adverse Effect.

            (f) None of the Seller, the Parent or any Group Member is a party to any pending or, to the Knowledge of the Parent, threatened action, proceeding or assessment by any taxing authority, foreign or domestic, relating to any Group Member.

            (g) Except for the Tax Sharing Agreement which shall be cancelled as of the Closing Date without any effect whatsoever on any Group Member for any taxable year, no Group Member is a party to any tax sharing agreement.

            (h) No election under Section 341(f) of the Code has been or will be made to treat any Group Member as a "consenting corporation" as defined in such Section 341(f).

            (i) No Group Member is or has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

            (j) SCHEDULE 2.07(B) hereto sets forth a summary of the Federal and state tax attributes (net operating losses, etc.) available to each Group Member and not less than five (5) days prior to the Closing Date, the Seller shall deliver to the Purchaser a schedule of the subsidiary stock basis for each Group Member.

      2.08 REAL PROPERTY OWNED OR LEASED. A list of all real property owned or leased by each Group Member is set forth in SCHEDULE 2.08 hereto. Except as set forth in SCHEDULE 2.08 hereto, all such leased real property is held subject to written leases under which the applicable Group Member has not received a written notice of any existing defaults or events of default or events which with notice or lapse of time or both would constitute defaults on the part of the applicable Group Member, nor has the applicable Group Member done any act or omitted to do any required act which would result in a default, except for any such default which would not have a Material Adverse Effect. Furthermore, except as set forth in SCHEDULE 2.08 hereto, no lease agreement relating to real property to which a Group Member is a party contains a provision requiring approval by or consent of the lessor to a change in control or ownership of the lessee or an increase in rental, fee payable or other modification of the terms of such agreement as a result thereof, which provision would be applicable to the transactions contemplated by this Agreement.

      2.09 TITLE TO ASSETS. Except as set forth in SCHEDULE 2.09 hereto, each Group Member has good and valid title to all of the properties and assets owned by it, free and clear of all Liens except for Permitted Liens. Each Group Member leases, owns or has the right to use all properties and assets used in the operation of its business as currently conducted. Except as set forth on SCHEDULE 2.09, the assets of the Company and its Subsidiaries are sufficient and adequate in all material respects to carry on their respective businesses as presently conducted.

      2.10 CONTRACTUAL AND OTHER OBLIGATIONS. Set forth in SCHEDULE 2.10 hereto is a list as of December 31, 1998 of all (a) contracts, agreements, leases and guarantees to which any Group Member is a party or by which any Group Member or any of their respective assets is bound, in any case with respect to which the unperformed obligation of the applicable Group Member is in excess of $100,000 in the aggregate (excluding contracts and agreements referred to in Section 2.11 or 2.12 hereof) and (b) uncompleted orders for the purchase by any Group Member of materials, supplies, equipment and services for the requirements of its business, and all work-in-progress and open customer orders, in any case with respect to which the unperformed obligation of the applicable Group Member is in excess of $100,000 in the aggregate; all of the foregoing required to be listed on SCHEDULE 2.10 hereto being hereinafter collectively referred to as the "Contracts". To the Knowledge of the Parent, neither any Group Member nor any other party to a Contract is in default in the performance of any Contract nor done any act or failed to do any required act which would result in a default, no written notice of such a default has been received by any Group Member, the Seller or the Parent and none of the Seller, the Parent or any Group Member has received written notice of an event the occurrence of which with the giving of notice or the lapse of time would constitute a default under any covenant or condition under any Contract, except in each case for any default which would not have a Material Adverse Effect. Except as set forth on SCHEDULE 2.10 or SCHEDULE 2.22 hereto, no consents are required (except for any such consents as shall have been obtained prior to the Closing Date), and no event of default will occur, under any Contract as a result of the sale and transfer of the Shares from the Seller to the Purchaser, and the change in control of the Company and the Group Members as a result of the sale and transfer of the Shares from the Seller to the Purchaser will not give any person or entity the right to renegotiate, change or void any terms of, or accelerate any amounts under, any

Contract, any Acquired-company Notes or any non-competition agreement or clause to which the Company and/or any Group Member is a party.

      2.11 COMPENSATION AND EMPLOYMENT AGREEMENTS. Set forth in SCHEDULE 2.11 hereto is (a) a list as of the date hereof of all written agreements, plans or arrangements by which any Group Member is bound with regard to compensation, bonus, incentive, stock option, stock purchase, severance pay or other benefits or perquisites, other than any agreements, plans or arrangements listed in SCHEDULE 2.12 hereto and (b) a list as of the date hereof of all employees of each Group Member who received compensation (excluding compensation deemed to be received upon the exercise of stock options) in excess of $50,000 during the most recently completed fiscal year and their respective current positions and annual salaries and any other compensation which is reasonably expected to be paid this year. SCHEDULE 2.11 hereto also sets forth the names of all employees of the Company and each Group Member who is a party to an employment, confidentiality or other agreement with the Company or any Group Member, together with the terms of such agreement, including non-competition scope and duration, and not less than five (5) days prior to the Closing Date, the Seller shall deliver to the Purchaser a list of the governing law, confidentiality and/or restrictive covenant provisions with respect to such employment, confidentiality or other agreements. Except as set forth in SCHEDULE 2.11 hereto, no employment agreement, severance agreement or other agreement of any type to which any officer or employee of the Company or any Group Member is a party contains any provision terminating or otherwise calling for renegotiation, modification or payments under the terms of any such agreement in the event of a change in control or ownership of the Company or the subject Group Member. Except as set forth in SCHEDULE 2.11 hereto, there are no contracts, agreements, plans or arrangements covering any employee or former employee of the Company or any Group Member with "change of control" or similar provisions. There is no contract, agreement, plan or arrangement covering any employee or former employee of the Company that individually or collectively could give rise to the payment of any amount that would not be deductible pursuant to the terms of Section 280G of the Code. Neither the Company nor any trade or business (whether or not incorporated) under common control with the Company within the meaning of Section 4001 of ERISA has incurred any liability under the Worker Adjustment and Retraining Act or any similar state law relating to employment termination in connection with a mass layoff, plant closing or similar event.

      2.12  EMPLOYEE BENEFIT PLANS.

      Except as set forth in SCHEDULE 2.12 hereto:

            (a) No Group Member maintains or sponsors, nor is it required to make contributions to, any pension, profit-sharing, bonus, incentive, welfare or other employee benefit plan within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") (such plans and related trusts, insurance and annuity contracts, funding media and related agreements and arrangements, other than any "multiemployer plan" (within the meaning of Section 3(37) or Section 4001(a)(3) of ERISA), being hereinafter referred to as the "Benefit Plans" and such multiemployer plans being hereinafter referred to as the "Multiemployer Plans");

            (b)   Each  Benefit  Plan   complies  in  all  respects  with  all
requirements of ERISA and the Code except where the failure to so comply would not have a Material Adverse Effect;

            (c)   Each  Benefit  Plan that is intended to be  qualified  under
Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service as to such qualification within the period of time prescribed by law;

            (d) No Group Member maintains, sponsors or contributes to (nor is required to contribute to) any Multiemployer Plan;

            (e) No Benefit Plan is a "defined benefit plan" (within the meaning of Section 3(35) of ERISA);

            (f) None of the Parent, the Seller or any Group Member has engaged in, and the Parent has no knowledge of any fiduciary or other "disqualified person or party in interest" of any Benefit Plan of any Group Member that has engaged in, any "prohibited transaction" (within the meaning of Section 406 of ERISA or Section 4975(c) of the Code);

            (g)   Each  Benefit  Plan that is intended to be  qualified  under
Section 501(a) of the Code as an organization described in Code Section 501(c)(9) has received a favorable determination letter from the Internal
Revenue Service as to the tax-exempt status of the organization, within the period of time prescribed by law; and

            (h) The account balance of the VEBA Trust as of March 31, 1999 is $-0-. To the extent that the portion of the assets held by the VEBA Trust attributable to Employees, Former Employees and Beneficiaries exceeds the amount required to fund run-out claims of Employees, Former Employees and Beneficiaries from the Health Plan, that portion of the assets will be spun-off to fund a separate VEBA to benefit Employees, Former Employees and Beneficiaries.

      2.13 LABOR RELATIONS. Except as set forth on SCHEDULE 2.13 hereto, no Group Member is subject to any labor strikes, stoppages or lockouts and none of them is a party to any contract or agreement with any labor organization or other representative of its employees.

      2.14 INSURANCE. Set forth on SCHEDULE 2.14 hereto is a list as of the date hereof of the property and casualty insurance policies maintained by each of the Group Members, the coverages of such policies, the annual premium amounts, any unpaid premium amounts, the dates of renewal and expiration, and the dates, if any, of any gaps or lapses in such insurance coverage. SCHEDULE
2.14 also sets forth all insurance policies covering any Group Member that will not continue to remain in effect after the Closing Date.

      2.15 LITIGATION. Except as set forth in SCHEDULE 2.15 hereto, there is no litigation, arbitration or other legal proceeding (collectively, "Actions") pending or, to the Knowledge of the Parent, threatened against any Group Member or any material portion of the assets or properties of the Group, except for Actions covered by insurance policies maintained by or for the benefit of the Group Members (including insurance policies which are subject to applicable deductibles, liability retentions or other reimbursement obligations).

      2.16  PERMITS; COMPLIANCE WITH APPLICABLE LAW.

            (a) GENERAL. Except as set forth in SCHEDULE 2.15 hereto, each Group Member is in compliance with all Applicable Law relating to such Group Member and its respective assets and properties, except where the failure to be in compliance would not have a Material Adverse Effect.

            (b) PERMITS. The permits, licenses, approvals, franchises and authorizations (collectively, but excluding Environmental Permits, the "Permits") issued to the Group Members are all the Permits required for the ownership, operation and use by the Group Members of their properties and assets and for the conduct of the business in which the Group Members are presently engaged, except for such Permits which the failure to have would not have a Material Adverse Effect. All the Permits are in full force and effect, except where the failure to be in effect would not have a Material Adverse Effect.

            (c)   ENVIRONMENTAL. Except as set forth in SCHEDULE 2.16 hereto:

            (i) Each Group Member is in compliance with the provisions of all Federal, state and local environmental laws, codes and ordinances and all rules and regulations promulgated thereunder (the "Environmental Laws"), including with respect to the real property leased by Group Members listed on SCHEDULE 2.08 hereto and the improvements thereon (all such leased real property and improvements thereon hereinafter referred to collectively as the "Premises"), except where the failure to be in compliance would not have a Material Adverse Effect.

            (ii) Each Group Member has obtained all required Federal, state and local permits, licenses, certificates and approvals (the "Environmental Permits") relating to (A) air emissions, (B) discharges to surface water or ground water, (C) noise emissions, (D) solid or liquid waste disposal, and (E) the use, generation, storage, transportation or disposal of toxic or hazardous substances or wastes (intended hereby and hereafter to include any and all such materials listed in any Environmental Law, as hazardous or potentially hazardous (including, without limitation, (1) any chemical, compound, material or substance that is defined, listed in, or otherwise classified pursuant to, any of the Environmental Laws as a "hazardous substance", "hazardous material", "hazardous waste", "toxic substance" or "toxic pollutant" and
      (2) petroleum, natural gas, natural gas liquids, liquified natural gas, and synthetic gas) (collectively, "Hazardous Substances")), except where the failure to have obtained or maintained any such Environmental Permit would not have a Material Adverse Effect.

            (iii) To the Knowledge of the Parent, no violation of any Environmental Law exists, and no Group Member has received any written notice of violations of any Environmental Law which have not been cured, relating to the use, ownership or occupancy of any of the Premises, except for any violations which would not have a Material Adverse Effect.

            (iv) No Group Member has engaged in the generation, storage, treatment, recycling, transportation or disposal of any Hazardous
      Substance, except in compliance with applicable Environmental Laws, except where the failure to be in compliance would not have a Material Adverse Effect.

            (v) None of the Premises, nor, to the Knowledge of the Parent, any real property to which any Group Member has, directly or indirectly, transported or arranged for the transportation of any Hazardous
      Substances, is listed on the National Priorities List promulgated pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), on CERCLIS (as defined in CERCLA) or on any similar Federal, state or foreign list of sites requiring investigation or clean-up.

      2.17 BANK ACCOUNTS. Not less than five (5) days prior to the Closing Date, the Seller shall deliver to the Purchaser a list as of such date of all bank and securities accounts and lockboxes maintained by any Group Member, a list of persons authorized to sign on behalf of each Group Member with respect to each such account, a list of persons with authorized access to each such lockbox and a list of the balances in such accounts and lockboxes as of the most recent reasonably practicable dates (the Seller may comply with the foregoing requirement as to balances by attaching a copy of the most recent bank statements for such accounts and lockboxes).

      2.18 TRADEMARKS, PATENTS AND COPYRIGHTS. SCHEDULE 2.18 hereto sets forth a list as of the date hereof of all registrations of patents and pending applications therefor, all registrations of trademarks, tradenames and service marks and all pending applications therefor, all registrations of copyrights and all pending applications therefor (collectively, "Intellectual Property"), all to the extent that the foregoing items are used in the business of the Group Members and are owned in whole or in part by any Group Member. To the Knowledge of the Parent, all of the patents, trademarks, tradenames, service marks, copyrights and licenses or other agreements listed in SCHEDULE 2.18 hereto are valid and in full force and effect, except as otherwise noted on
SCHEDULE 2.18 hereto. To the Knowledge of the Parent, no Group Member is infringing upon, or otherwise violating, the rights of any third party with respect to any Intellectual Property and no third party is infringing on the rights of any Group Member.

      2.19 TRANSACTIONS WITH CERTAIN PERSONS. Except with respect to insurance arrangements set forth on SCHEDULE 2.14 hereto or referred to in
Section 8.06 hereof and the Tax Sharing Agreement,  and except as set forth on
SCHEDULE 2.19 hereto, no executive officer, director or Affiliate of the Parent, the Seller or any Group Member is presently a party to any agreement with any Group Member regarding the payment of money or the transfer of property by any Group Member to such person which will survive the Closing, other than employment agreements all of which shall survive Closing without change, except as otherwise provided on SCHEDULE 2.11.

      2.20 AUTHORITY. Each of the Parent and the Seller has the corporate power and authority to execute and deliver this Agreement and to perform its covenants and agreements hereunder. The execution and delivery of this Agreement by each of the Parent and the Seller, the performance by each of the Parent and the Seller of its covenants and agreements hereunder and the consummation by each of the Parent and the Seller of the transactions contemplated hereby have been duly authorized by all necessary corporate action. This Agreement constitutes a valid and legally binding obligation of the Parent and the Seller, enforceable against the Parent and the Seller in accordance with its terms.

      2.21 OWNERSHIP OF SHARES. As of the Effective Time, the Seller will own all of the issued and outstanding shares of Common Stock, free and clear of any Lien, and the Seller will have the unrestricted right and power to sell and transfer such shares of Common Stock to the Purchaser. Upon transfer of such Shares to the Purchaser in accordance with the terms hereof, the Purchaser will acquire good and valid title to such Shares, free and clear of any Lien, except those Liens created by the Purchaser or its Affiliates. As of the Closing Date, the Seller will not own any shares of capital stock of the Company other than the shares of Common Stock and will not have any option or other right to acquire from any person or obligation or commitment to sell or otherwise transfer to any person any shares of capital stock of the Company owned by the Seller. As of the Effective Time, the Company, or one of its direct or indirect wholly owned Subsidiaries, will own all of the issued and outstanding shares of capital stock or other equity interests of each Subsidiary, free and clear of any Lien, except that the Company only owns (indirectly through its Subsidiaries) 50% of the equity interests in each of Orthomedics-Voner (Rancho) and Orthomedics-Voner (Whittier), each California general partnerships.

      2.22 CONSENTS. Except as may be required under The Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended ("HSR"), and except as set forth on SCHEDULE 2.22 hereto, no consents, approvals or authorizations of, or filings with, any Governmental Authority or any other person or entity are required in connection with the execution and delivery of this Agreement by the Parent and the Seller and the consummation of the transactions contemplated hereby to be consummated by the Parent or the Seller, except where the failure to obtain such consents, approvals, or authorizations, or make such filings, would not have a Material Adverse Effect.

      2.23 FOREIGN PERSON. Neither the Parent nor the Seller is a foreign person within the meaning of Section 1445(f)(3) of the Code.

      2.24 MEDICARE, MEDICAID AND THIRD-PARTY PAYORS. Each Group Member has complied with all laws, rules and regulations of Medicaid and Medicare and all applicable policies and procedures of third-party payors with which any Group Member has conducted business and/or issued an invoice for services or products, and has filed all returns, cost reports and other filings in the manner prescribed, except where the failure to do so would not have, individually or in the aggregate, a Material Adverse Effect. All returns, cost reports and other filings made by each Group Member to Medicare, Medicaid, any other governmental health or welfare related entity or any third-party payor are true and complete, except where the failure to be so would not have, individually or in the aggregate, a Material Adverse Effect. No deficiency in any such returns, cost reports and other filings, including deficiencies for late filings, has been asserted or, to the best Knowledge of the Parent, threatened by any Federal or state agency or instrumentality or other provider reimbursement entities relating to Medicare, Medicaid or any third-party payor claims, and, to the best Knowledge of the Parent, there is no basis for any claims or requests for reimbursement from any such agency, instrumentality or entity except for any deficiencies which would not have, individually or in the aggregate, a Material Adverse Effect. No Group Member has been subject to any investigation of any type or any audit relating to fraudulent Medicare, Medicaid or any third-party payor procedures or practices, except for audits which would not have, individually or in the aggregate, a Material Adverse Effect.

      2.25 DISCLOSURE; YEAR 2000. (a) No representation or warranty made by the Parent or the Seller herein, nor any certificate, Schedule or exhibit prepared and furnished by the Parent, the Seller, the Company or any Group Member or its respective representatives pursuant hereto, contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements of fact contained herein or therein not misleading in light of the circumstances under which they were furnished.

            (b) All items, products, software, components and systems used in the operation of the business of the Company, which incorporate the processing of dates or date-related data (including, but not limited to, representing, calculating, comparing and sequencing), including, but not limited to, computer systems, infrastructure items, software applications, hardware and related equipment and utilities ("Components"), developed, in whole or part, by the Company and its Subsidiaries are currently Y2K-compliant, except as set forth in SCHEDULE 2.25 and except for such non-compliance as would not have a Material Adverse Effect. The Company has used commercially reasonable efforts to obtain (i) commitments that all its vendors are or will be Y2K-compliant by June 30, 1999, and (ii) enforceable agreements with each such vendor setting forth details of plans and schedules to achieve Y2K-compliance and agreed-upon penalties for failure to achieve full compliance pursuant to such schedules. The Seller agrees to cause the TOPS hardware and software to become Y2K-compliant on or before the Closing Date or, to the extent such software and hardware programs are not so compliant by such time, notwithstanding the provisions of Section 9.05 hereof, the Seller agrees to indemnify the Purchaser for the reasonable cost of making such programs so compliant.

                                 SECTION III.

          REPRESENTATIONS AND WARRANTIES OF HANGER AND THE PURCHASER

      In connection with the purchase and sale of the Shares hereunder, each of Hanger and the Purchaser, jointly and severally, hereby represents and warrants to the Parent and the Seller, as of the date hereof and as of the Closing Date, that:

      3.01 ORGANIZATION. Each of Hanger and the Purchaser is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation.

      3.02 AUTHORITY. Each of Hanger and the Purchaser has the requisite corporate power and authority to execute and deliver this Agreement and to perform its covenants and agreements hereunder. The execution and delivery of this Agreement by each of Hanger and the Purchaser, the performance by each of Hanger and the Purchaser of its covenants and agreements hereunder and the consummation by each of Hanger and the Purchaser of the transactions contemplated hereby have been duly authorized by all necessary corporate action. This Agreement constitutes a valid and legally binding obligation of each of Hanger and the Purchaser, enforceable against each of Hanger and the Purchaser in accordance with its terms.

      3.03 CONFLICTS. Neither the execution and delivery of this Agreement by Hanger and the Purchaser, nor the consummation of the transactions contemplated hereby to be consummated by Hanger and the Purchaser, (a) violates any provision of the certificate of incorporation or by-laws of either of Hanger or the Purchaser or (b) constitutes a violation of any Applicable Law. Neither the execution and delivery of this Agreement by Hanger and the Purchaser nor the consummation of the transactions contemplated hereby to be consummated by Hanger and the Purchaser violates, conflicts with, results in any breach of any of the terms of or results in the termination of or the creation of any material Lien pursuant to the terms of any material contract, commitment, agreement, or lease of any kind to which Hanger or the Purchaser is a party or by which Hanger or the Purchaser or any of their respective assets are bound.

      3.04 LITIGATION; DISPUTES. There are no Actions pending or, to the knowledge of Hanger or the Purchaser, threatened, against or affecting Hanger or the Purchaser which challenge the validity of this Agreement, or which if adversely determined, would materially adversely affect their ability to consummate the transactions contemplated by this Agreement or to perform their respective covenants and agreements under this Agreement.

      3.05 CONSENTS. Except as may be required under HSR, no consents, approvals or authorizations of, or filings with, any Governmental Authority or any other person or entity are required in connection with the execution and delivery of this Agreement by Hanger and the Purchaser and the consummation of the transactions contemplated hereby to be consummated by them.

      3.06 INVESTMENT PURPOSE. The Purchaser is purchasing the Shares pursuant to this Agreement for investment for its own account and not with a view to the distribution of all or any part thereof as such term is used in
Section 2(11) of the Securities Act of 1933, as amended (the "Securities Act"). The Purchaser is a sophisticated investor and capable of evaluating the merits and the risks of acquiring the Shares. The Purchaser acknowledges that: the Shares are "restricted securities (as defined under the rules and regulations promulgated under the Securities Act); that the Shares have not been issued or sold pursuant to any registration or similar filing, listing, prospectus or document, or pursuant to any delivery requirements under the laws of any Governmental Authority or the rules, regulations or guidelines of any stock exchange or quotation system; and that it and its Affiliates and representatives has each had access to information which it considers necessary or advisable to enable it to make a decision concerning the purchase of the Shares provided, however, such access shall in no way affect or diminish the representations, warranties and covenants of the Parent and the Seller in this Agreement.

      3.07 FINANCING. The Purchaser and/or Hanger has available all funds, or has written binding commitments from financial institutions or other sources to obtain all funds on or prior to the Closing Date, necessary to pay the Purchase Price as provided herein and otherwise to consummate the transactions contemplated hereby in accordance with the terms and conditions hereof.

                                  SECTION IV.

                                  THE CLOSING

      4.01 TIME AND PLACE OF THE CLOSING. The closing of the purchase and sale of the Shares as set forth herein (herein referred to as the "Closing") shall be held at the offices of Haythe & Curley, 237 Park Avenue, New York, New York 10017 at 10:00 a.m., local time, on the later of (i) June 15, 1999 (provided, that the Purchaser may require the Closing to be held on an earlier date upon giving three (3) business days' notice to the Seller at any time after the conditions precedent to the Closing have been satisfied) or (ii) the date which is three (3) business days after the conditions precedent to the Closing have been satisfied, or such other time, place and date as the Purchaser and the Seller may agree (such date upon which the Closing occurs is herein referred to as the "Closing Date") and, for accounting purposes, the Closing shall be effective as of a mutually agreeable date.

      4.02  TERMINATION.   This   Agreement   may  be   terminated,   and  the
transactions contemplated hereby may be abandoned:

            (a) at any time before the Closing, by written agreement of the Seller and the Purchaser;

            (b) unless extended by written agreement of the Seller and the Purchaser, at any time after December 31, 1999 (the "Termination Date"), by either the Seller or the Purchaser in writing, if the transactions contemplated by this Agreement have not been consummated on or before such date and such terminating party is not then in material breach of this Agreement;

            (c) at any time before the Closing, by the Purchaser or the Seller in writing, in the event that any Governmental Authority shall have issued an order, decree, ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and nonappealable;

            (d) at any time before the Closing, by the Purchaser in writing pursuant to Section 6.03 hereof; and

            (e) at any time before the Closing, by either the Purchaser or the Seller in writing, without liability to the terminating party on account of such termination, if such terminating party is not then in material breach of this Agreement and the nonterminating party shall (i) fail to perform in any material respect its agreements contained herein required to be performed on or prior to the Closing Date and such nonterminating party has not cured in all material respects such breach on or prior to the date which is 30 days after such nonterminating party has received written notice from the terminating party of such failure to perform or such longer period in the event that such breach cannot reasonably be expected to be cured within such 30-day period and such nonterminating party is diligently pursuing such cure, but in no event later than the Termination Date or (ii) subject to Section
6.03 hereof, breach in any material respect any of its representations or warranties contained herein and such nonterminating party has not cured in all material respects such breach on or prior to the date which is 30 days after such nonterminating party has received written notice from the terminating party of such breach or such longer period in the event that such breach cannot reasonably be expected to be cured within such 30-day period and such nonterminating party is diligently pursuing such cure, but in no event later than the Termination Date.

      4.03  EFFECT ON OBLIGATIONS.  Termination of this Agreement  pursuant to
Section 4.02 shall terminate all obligations and liabilities of the parties to each other hereunder, except for the obligations under Sections 4.04, 8.01, X, XI and XII, provided that in the event of a termination of this Agreement pursuant to subsection 4.02(e) above under circumstances where the nonterminating party has breached its obligation to close the transactions contemplated hereby (notwithstanding that the nonterminating party's conditions to such obligation to close contained in Section V or VI, as the case may be, have been satisfied or that the terminating party stands ready, willing and able to satisfy such conditions but for such breach), the terminating party may exercise all available rights and remedies at law.

      4.04 RETURN OF DOCUMENTATION. Following a termination in accordance with Section 4.02, the Purchaser shall return, and shall cause all of its representatives and Affiliates to return, all agreements, documents, contracts, instruments, books, records, materials and all other information of the Group, any Group Member, the Seller, the Parent or any of their Affiliates provided by any Group Member, the Seller, the Parent or by any representative of any Group Member, the Parent or the Seller to the Purchaser or any representative or Affiliate of the Purchaser in connection with the transactions contemplated by this Agreement, and the Seller and the Parent shall return, and shall cause all of its representatives and Affiliates to return, all agreements, documents, contracts, instruments, books, records, materials and all other information of the Purchaser provided by the Purchaser or any representative of the Purchaser to the Seller or the Parent in connection with the transactions contemplated by this Agreement.

      4.05 SOLE AND EXCLUSIVE REMEDY. Prior to the Closing, each party hereto acknowledges and agrees that such party's sole and exclusive remedy with respect to Damages and any and all claims for any breach or liability under this Agreement or otherwise relating to the subject matter of this Agreement and the transactions contemplated hereby shall be solely in accordance with, and limited by, Sections 4.02 and 4.03 hereof.

                                  SECTION V.

                CONDITIONS TO THE SELLER'S OBLIGATIONS TO CLOSE

      The obligation of the Seller to sell the Shares and otherwise to consummate the transactions contemplated by this Agreement at the Closing is subject to the following conditions precedent, any or all of which may be waived by the Seller in the Seller's sole discretion, and each of which the Purchaser hereby agrees to use its best efforts to satisfy at or prior to the
Closing:

      5.01  CERTIFICATES. The Seller shall have received:

            (a) Certificates of incumbency executed by the Secretary of the Purchaser in form and substance reasonably acceptable to the Seller;

            (b) Certificate of the Secretary of the Purchaser certifying as to a true and correct copy of the duly adopted resolutions of the board of directors of the Purchaser, in form and substance reasonably acceptable to the Seller, with respect to the consummation of the transactions contemplated by this Agreement and that such resolutions continue in full force and effect, without amendment, as of the Closing Date; and

            (c) Such other certificates, instruments and other documents, in form and substance reasonably satisfactory to the Seller and counsel for the Seller, as the Seller shall have reasonably requested in connection with the transactions contemplated hereby.

      5.02 OPINION OF THE PURCHASER'S COUNSEL. The Seller shall have received an opinion of Freedman, Levy, Kroll & Simonds, counsel for Hanger and the Purchaser, dated the Closing Date and covering the matters set forth in Sections 3.01, 3.02 and 3.03 hereof.

      5.03 REPRESENTATIONS, WARRANTIES AND COVENANTS. The representations and warranties of the Purchaser contained herein shall be true and correct in all material respects at and as of the Closing Date with the same effect as though all such representations and warranties were made at and as of the Closing Date, except to the extent that any of such representations and warranties are, by their terms, made expressly as of the date of this Agreement or another date, in which case such representations and warranties shall have been true and correct in all material respects as of the date hereof or such other date, as applicable, and the Purchaser shall have complied in all material respects with all of its covenants and agreements contained herein required to be complied with on or prior to the Closing Date, and on the Closing Date, the Purchaser shall deliver to the Seller a certificate dated the Closing Date to such effect.

      5.04 NO LITIGATION. No action, suit, proceeding, writ, judgment, injunction, decree or similar order of any Governmental Authority restraining, enjoining or otherwise preventing the consummation of any of the transactions contemplated by this Agreement, or seeking any Damages or any other relief as a result of this Agreement or any of the transactions contemplated hereby shall be pending.

      5.05 APPROVALS. All governmental filings, authorizations and approvals (if any) that are required for the consummation of the transactions contemplated hereby shall have been duly made and obtained in form and substance reasonably satisfactory to the Seller and the Seller's counsel.

      5.06 THIRD PARTY CONSENTS. All consents of third parties set forth on SCHEDULES 2.02 AND 2.22 hereto which are indicated by an asterisk shall have been obtained.

      5.07 HSR ACT APPROVAL. All waiting periods applicable to this Agreement and the transactions contemplated hereby under HSR shall have expired or been waived.

      5.08 RELEASES. The Seller shall have received general releases executed by the Group Members and the Purchaser, in form and substance satisfactory to the Seller, of all officers and directors of each Group Member who do not remain in the employ of any Group Member immediately subsequent to the Closing, with respect to acts or omissions occurring on or prior to the Closing Date.

                                  SECTION VI.

               CONDITIONS TO THE PURCHASER'S OBLIGATION TO CLOSE

      The obligation of the Purchaser to purchase the Shares and otherwise to consummate the transactions contemplated by this Agreement at the Closing is subject to the following conditions precedent, any or all of which may be waived by the Purchaser in its sole discretion, and each of which the Seller and the Parent hereby agree to use their respective best efforts to satisfy at or prior to the Closing:

      6.01  CERTIFICATES. The Purchaser shall have received:

            (a) A true and correct copy of the certificate of incorporation of the Company and each Subsidiary, certified as true and correct by the Secretary of State or other appropriate governmental official of its jurisdiction of organization, and a copy of the applicable by-laws as certified as true and correct by its Secretary;

            (b) Certificate of incumbency executed by the Secretary of the Seller in form and substance reasonably acceptable to the Purchaser;

            (c) Certificate of incumbency executed by the Secretary of the Parent in form and substance reasonably acceptable to the Purchaser;

            (d) Certificate of the Secretary of the Seller certifying as to a true and correct copy of the duly adopted resolutions of the board of directors and the duly adopted resolutions of the sole stockholder of the Seller and a certificate of the Secretary of the Parent certifying as to a true and correct copy of the duly adopted resolutions of the board of directors of the Parent, each in form and substance reasonably acceptable to the Purchaser, with respect to the consummation of the transactions contemplated by this Agreement and that such resolutions continue in full force and effect, without amendment, as of the Closing Date; and

            (e) Such other certificates, instruments and other documents, in form and substance reasonably satisfactory to the Purchaser and counsel for the Purchaser, as the Purchaser shall have reasonably requested in connection with the transactions contemplated hereby.

      6.02 OPINION OF THE PARENT'S COUNSEL. The Purchaser shall have received an opinion of Haythe & Curley, special counsel for the Parent and the Seller, reasonably satisfactory to Purchaser's counsel and dated the Closing Date and covering the matters set forth in the first two sentences of Section 2.01,
Section 2.02, the first two sentences of Section 2.03,  Section 2.15,  Section
2.20 and the second sentence of 2.21 hereof.

      6.03 REPRESENTATIONS, WARRANTIES AND COVENANTS. Subject to the next succeeding sentence, the representations and warranties of the Parent and the Seller contained herein shall be true and correct in all material respects at and as of the Closing Date, except to the extent that any of such representations and warranties are, by their terms, made expressly as of the date of this Agreement or another date, in which case such representations and warranties shall have been true and correct in all material respects as of the date hereof or such other date, as applicable, and the Parent and the Seller shall have complied in all material respects with all their respective covenants and agreements contained herein required to be complied with on or prior to the Closing Date, and on the Closing Date, the Parent and the Seller shall each deliver to the Purchaser a certificate dated the Closing Date to such effect. The Parent and the Seller shall deliver to the Purchaser a notification, from time to time, on or before the date which is three business days prior to the Closing Date, which notification (each, an "Update Notice") shall (i) disclose information the existence of which does or may result in a breach of the Parent's and the Seller's representations and warranties contained in Section II hereof and (ii) update, modify or supplement the Schedules and, upon delivery of such Update Notice, the applicable representations and warranties (and the applicable Schedules), for all purposes of this Agreement, shall be deemed to be amended to be consistent with each such Update Notice; provided, however, that the delivery of any such Update Notice shall not relieve the Parent and/or the Seller from any breach of their respective representations and warranties contained in this Agreement or the Schedules attached hereto. In the event that the Purchaser receives an Update Notice which sets forth the occurrence or existence of events or circumstances which, but for the delivery of an Update Notice, would have resulted in a breach of any of the Parent's and the Seller's representations and warranties set forth in Section II hereof which is reasonably likely to or does result in a Material Adverse Effect the Purchaser shall (after providing the Parent and the Seller with written notice and an opportunity to modify the Update Notice or to cure any such breach and the Parent and the Seller shall not have modified the Update Notice or cured such breach on or prior to the date which is 60 days after the Parent and the Seller have received such written notice or such longer period in the event that such breach cannot reasonably be expected to be cured within such 60-day period and the Parent and the Seller are diligently pursuing such cure, but in no event later than the Termination Date) have no obligation to complete the Closing of the transactions contemplated by this Agreement; the Purchaser's sole and exclusive remedy in such event shall be to terminate this Agreement pursuant to Section 4.02(d) above; provided, however, that notwithstanding the foregoing, in the event an Update Notice sets forth the occurrence or existence of events or circumstances which relate to a time period prior to the date of this Agreement and which are a breach of any of the Parent's and/or the Seller's representations and warranties contained in this Agreement or the Schedules attached hereto prior to the delivery of such Update Notice which is reasonably likely to or does result in a Material Adverse Effect, then the Purchaser shall have no obligation to complete the Closing of the transactions contemplated by this Agreement and the Parent and the Seller shall be liable to the Purchaser for all damages incurred by the Purchaser as a result thereof, including but not limited to the fees and costs incurred by the Purchaser up to that time in its pursuit of the transactions contemplated by this Agreement.

      6.04 NO LITIGATION. No action, suit, proceeding, writ, judgment, injunction, decree or similar order of any Governmental Authority restraining, enjoining or otherwise preventing the consummation of any of the transactions contemplated by this Agreement, or seeking any Damages or any other relief as a result of this Agreement or any of the transactions contemplated hereby shall be pending.

      6.05 APPROVALS. All governmental filings, authorizations and approvals (if any) that are required for the consummation of the transactions contemplated hereby will have been duly made and obtained in form and substance reasonably satisfactory to the Purchaser and the Purchaser's counsel.

      6.06 THIRD PARTY CONSENTS. All consents of third parties set forth on SCHEDULES 2.02 AND 2.22 hereto which are indicated by an asterisk shall have been obtained.

      6.07 HSR ACT APPROVAL. All waiting periods applicable to this Agreement and the transactions contemplated hereby under HSR shall have expired or been waived.

      6.08 RESIGNATIONS. At the request of the Purchaser, all officers and all directors of each Group Member shall have executed and delivered to each Group Member, as applicable, resignations effective as of the Effective Time.

      6.09 DISCHARGE OF INDEBTEDNESS; RELEASE OF LIENS. The Parent shall have performed, or caused the Company to perform, all acts necessary to discharge all of the Company's obligations under all loan agreements, guarantees relating to borrowed funds, pledge agreements relating to borrowed funds, promissory notes and other agreements relating to borrowed funds, other than the Acquired-company Notes listed on SCHEDULE 1.02(A)(2) hereto, and the Parent and the Seller shall have terminated and released all Liens, security interests, charges, interests or other encumbrances on the Shares or any asset, real or personal, tangible or intangible, of the Company arising therefrom, and shall have provided the Purchaser with evidence reasonably satisfactory to the Purchaser to such effect.

      6.10 TEMPORARY USE OF SUPPLIER REIMBURSEMENT NUMBERS. The Parent and the Seller shall have executed the letter attached hereto as Exhibit 6.10 with Hanger with respect to the temporary use by Hanger and its subsidiaries of supplier reimbursement numbers, if any, of the Parent or any of its Affiliates (other than any Group Member) used by the Company and any Group Member prior to the Closing Date.

      6.11 TRANSITION SERVICES AGREEMENT. The Parent, the Seller, Hanger and the Purchaser agree to execute the Transition Services Agreement substantially in the form attached hereto as Exhibit 6.11 and containing such other terms and provisions as are mutually acceptable to the parties thereto.

      6.12 SUBSCRIBER SERVICES AGREEMENT. The Parent agrees to cause NovaCare Employee Services, Inc., a Delaware corporation ("NCES") and a subsidiary of the Parent, and the Company to execute a Subscriber Services Agreement containing substantially the terms in the term sheet attached hereto as
Exhibit 6.12 to provide for their agreement for NCES to provide certain services to the Company and containing such other terms and provisions as are mutually acceptable to the parties thereto.

      6.13 ESCROW AGREEMENT. The Purchaser and the Seller shall have executed an Escrow Agreement with respect to the Escrowed Funds on mutually agreeable terms, with a mutually agreeable escrow agent that is a commercial bank or trust company.

                                 SECTION VII.

                            CONDUCT OF THE BUSINESS

      The Seller and the Parent, jointly and severally, hereby covenant and agree with the Purchaser that, except as hereafter consented to in writing by the Purchaser (which consent shall not be unreasonably withheld or delayed), from and after the date of this Agreement and until the Effective Time, the Seller and the Parent shall cause each Group Member not to:

      7.01 OPERATION OF THE BUSINESS. Subject to the further limitations contained in this Section VII, conduct any business other than in the ordinary course of business.

      7.02 NO LOANS, ADVANCES, ETC. Make or incur any lease, loan, Lien or other obligation to or from a third party, or make loans or advances or grant any pay raises, bonuses or awards, or make any other material payments, whatsoever directly or indirectly, to any officer, employee or director of any Group Member other than paying existing compensation amounts as set forth in
SCHEDULE 2.11 hereof and other than routine increases in any such person's compensation in the ordinary course of business not in excess of 4%.

      7.03  CAPITAL   EXPENDITURES.   Make   any   commitments   for   capital
expenditures for additions to property, plant or equipment in excess of $50,000.

      7.04 PRESERVATION OF ORGANIZATION AND BUSINESS RELATIONSHIPS. Fail to use its reasonable efforts to (a) preserve its present business organization intact, and (b) preserve present relationships with entities or persons having business dealings with it except, in either case, where such failure would not have a Material Adverse Effect.

      7.05 EMPLOYEE PLANS. Enter into any material plan, arrangement or commitment whatsoever with any of its employees, officers or consultants with regard to compensation, benefits or perquisites.

      7.06 MAINTENANCE OF INSURANCE. Fail to maintain through, but not after, the Effective Time, insurance of the type and with such coverage amounts as is maintained as of the date hereof.

      7.07 CLAIMS. Waive, cancel, sell or otherwise dispose of for less than the face value thereof any material claim or right it has against third parties.

      7.08 SALE OF ASSETS. Sell, buy, merge or dispose of all or any material portion of the assets of any Group Member other than in the ordinary course of business; nor amend the charter or by-laws of any Group Member or permit any dividends or other distributions by any Group Member (except to another Group Member).

                                 SECTION VIII.

                        OTHER AGREEMENTS OF THE PARTIES

      8.01 ANNOUNCEMENTS. The Parent and the Purchaser will consult with each other before any issuance by them or any of their Affiliates of, and will provide each other the opportunity to review, comment upon and concur with, any press release or other public statements with respect to the transactions contemplated by this Agreement, and shall not issue any such press release or make any such public statement prior to such consultation, except as either party may determine is required by applicable law, court process or by obligations pursuant to any listing agreement with any national securities exchange. The parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in the form heretofore agreed to by the parties. In addition, the Purchaser shall comply with the Confidentiality Agreement.

      8.02  EMPLOYEE  OBLIGATIONS.  Except  as  specifically  provided  herein
(including in Section 8.06 hereof) and except in respect of the Parent's 401(k) plan covering a portion of the employees of the Group, and without limiting the obligations and liabilities of any Group Member arising by operation of law or under the terms of this Agreement, after the Closing, each of the Group Members is and shall remain liable for and the Group Members and the Purchaser shall be responsible only to the extent set forth in the Schedules attached to this Agreement for and shall promptly discharge all liabilities, duties and claims (by or to an Employee, Former Employee, Beneficiary, Governmental Authority or otherwise) arising out of or relating to the employment relationship between any Group Member and an Employee or Former Employee, whether made to or imposed upon any Group Member, the Seller or the Parent (or any Affiliate thereof), including, without limitation, liabilities, duties and claims: (i) for deferred compensation, incentive compensation, retirement benefits, health and life benefits, severance arrangements and benefits, disability benefits and other fringe benefits under any employee benefit plan, fund, program, arrangement, policy or practice;
(ii) relating to continuation health coverage pursuant to ss. 4980B of the Code and Title I, Subtitle B, Part 6 of ERISA; (iii) for unemployment and workers' compensation or similar benefits; and (iv) to file any and all annual reports, filings or notices that may be required to be filed with Governmental Authorities or provided to participants and beneficiaries after the Closing Date.

      8.03 LABOR RELATIONS. The Purchaser hereby agrees to defend and indemnify the Seller Indemnified Parties, and to hold each Seller Indemnified Party harmless, from and against all Damages that are sustained or incurred by any Seller Indemnified Parties by reason of or in connection with any claim, proceeding or suit brought against any Seller Indemnified Parties under the Worker Adjustment Retraining and Notification Act, or any other local, state, Federal or foreign law, which relates to actions taken by the Purchaser or any Group Member at any time after the Effective Time with regard to any site of employment or one or more facilities or operating units within any site of employment of any Group Member.

      8.04 ACCESS TO INFORMATION. (a) For a period of six years from the Closing Date, the Purchaser shall (and shall cause each of the Group Members to), during normal business hours and upon reasonable notice, make available and provide the Parent and its representatives (including, without limitation, counsel and independent auditors) with access to the facilities and properties of each of the Group Members and to all information, files, documents and records (written and computer) relating to any Group Member or any of its businesses or operations for any and all periods prior to or including the Closing Date which the Parent (or any Affiliate of the Parent) requires with respect to any reasonable business purpose, and shall (and shall cause each of the Group Members to) cooperate fully with the Parent and its representatives (including, without limitation, its counsel and independent auditors) in connection with the foregoing, including, without limitation, by making tax, accounting and financial personnel and other appropriate employees and officers of each Group Member available to the Parent and its representatives (including, without limitation, counsel and independent auditors), with regard to any reasonable business purpose.

            (b) Without limiting the generality of Section 8.04(a), from and after the Closing Date, the Purchaser shall (and shall cause each of the Group Members to) cooperate fully with and assist, and shall cause its officers and employees (and the officers and employees of the Group Members) to cooperate fully with and assist, the Parent and its representatives (including, without limitation, its counsel and independent auditors), in connection with:

            (i) the preparation by the Parent at its sole cost of the Group Members' (or any Group Member's) portion of any Federal consolidated income Tax Return, report or declaration, and of any state consolidated, combined or unitary income Tax Return, report or declaration, for any Seller Tax Period;

            (ii) any Tax audit, examination or proposed or final assessment or the like (including without limitation any Tax Claim) relating to the Seller, the Parent, the Group or any Group Member, and to any Seller Tax Period;

            (iii) the preparation of any financial statements of the Group Members (or any Group Member) for (or including) any period (or portion thereof) ending on or before the Effective Time, and to that end the Purchaser shall cause each Group Member to prepare for and to deliver to the Parent any financial information of the type historically prepared by any Group Member for all periods (or portions thereof) ending on or before the Effective Time and to cause the officers and employees of any Group Member to cooperate fully and assist the Parent in its review and verification of the same;

            (iv)  the preparation of any statement,  report, notice,  response or other document for filing with the Securities and Exchange Commission, any state or foreign securities commission or authority, any other Governmental Authority or any securities exchange or market, domestic or foreign, including, without limitation, in connection with any comments, requests for information, inquiries, investigations or proceedings, formal or informal, by any of the foregoing; or

            (v) the investigation, prosecution or defense of or response to any Actions, claims or inquiries commenced by any Governmental Authority or any other person or entity, against the Parent or the Seller (or any other Seller Indemnified Party or any Affiliate thereof).

            (c) The cooperation and assistance of the Purchaser and the Group Members and their respective officers and employees under this Section
8.04 shall be rendered during normal business hours and in a manner which does not materially disrupt the business and operations of the applicable Group Member, and the Purchaser shall use its best efforts in the case of the preparation of any Tax Return, report or declaration and any financial statements, to cause such cooperation and assistance to be rendered without adverse consequences to the Seller or the Parent during the period that each of the Group Members has normally assisted the Seller or the Parent in the preparation by the Parent of Tax Returns, reports or declarations and financial statements. The Parent shall reimburse the Group Members for any out-of-pocket expenses paid by them, including reasonable accounting and attorney's fees and costs, in the cooperation and assistance by the Purchaser and the Group Members with the Parent' preparation of any such Tax Returns, reports or declarations and any such financial statements.

            (d)   Without  limiting the  generality of subsection  (a) of this
Section 8.04, following the Closing, the Purchaser shall not (and shall cause the Group Members not to) destroy any information, files, documents or records (written and computer) relating to any Group Member or any of its businesses or operations without giving at least 30 days' prior written notice to the Parent and shall (and shall cause the Group Members to) permit the Parent to examine, duplicate (at the Parent's expense) and/or transfer (at the Parent's expense) to the Parent or its representatives any of such information, files, documents or records (written and computer).

      8.05 TAX MATTERS. (a) The Seller, the Parent and the Purchaser acknowledge and agree that, for Federal income tax purposes, the taxable year of each Group Member will close on the Closing Date and that, for certain state income tax purposes, the taxable year of some or all of the Group Members may also close on the Closing Date. The Parent shall be responsible for preparing and filing any and all of the foregoing income Tax Returns, reports and declarations that include the Group Members for the periods ending on or before the Closing Date, and shall be responsible for and shall pay all Taxes payable by the Group Members with respect to such returns, the determination of which taxes shall be solely within the Parent's control; provided, however, that all such returns shall be prepared, and all Taxes shall be calculated, lawfully and in a manner consistent with past practice and the Seller shall not make any Tax elections or change any Tax accounting methods (to the extent such changes would be binding on the Purchaser) without the express written consent of the Purchaser. Without limiting the generality of Section 8.04 hereof, the Purchaser shall fully cooperate with and assist the Parent (including, without limitation, allowing access by the Parent and its representatives (including its counsel and independent auditors) to the books and records (written and computer) of the Group Members and allowing the Parent at its sole cost to make copies thereof) in connection with the preparation by the Parent of any income Tax Returns, reports and declarations required to be prepared by the Parent or the Seller hereunder; and except as provided in Section 8.04(c), neither the Parent nor the Seller shall be charged with any cost or expense for the assistance rendered by the Purchaser or any of the Group Members in connection therewith.

            (b) Except as provided in clause (a) of this Section 8.05, the Purchaser agrees to cause the Group Members to file all Tax Returns, reports and declarations not related to income taxes required to be filed by any of them after the Closing Date and to pay all such Taxes due and payable by any of them after the Closing Date, including any such Taxes that accrued prior to the Closing Date or that are otherwise allocable to any Seller Tax Period that does not end on or before the Closing Date. Without limiting the generality of
Section 8.04 or this Section 8.05, the Parent shall be given the opportunity to review, comment upon and suggest changes or corrections to, any Tax Returns, reports and declarations covered by this Section 8.05(b) which include any Seller Tax Period (and the work papers of the Group Members and their accountants used in the preparation thereof), in each case prior to the filing thereof (but in no event less than 30 days prior to such filing). In the event of any dispute regarding the matters set forth in the immediately preceding sentence, then PWC (or if PWC shall decline to arbitrate such dispute, then another nationally recognized accounting firm selected by the Parent) shall be requested to make a determination resolving any such dispute; and the determination by PWC (or such other accounting firm) of any such dispute shall be final and binding on the parties hereto. The fees and expenses of PWC (or such other accounting firm) in resolving such dispute shall be borne by the non-prevailing party.

            (c) Any refunds or credits of Taxes of any Group Member for any Seller Tax Period shall be for the account of the Parent. Applications for refunds of Taxes, and the filing of amended Tax Returns with respect to any Seller Tax Period shall be made and prosecuted only by the Parent or the Seller. Without limiting the provisions of Section 8.04, the Purchaser shall provide and shall cause each Group Member to provide to the Parent full cooperation and assistance in connection with any application for refund or amendment made or proposed to be made by the Parent or the Seller as shall be requested by the Parent, including by causing each Group Member to authorize by appropriate powers of attorney such person as the Parent shall designate to represent such Group Member with respect to such refund claim, without charge for any cost or expense for assistance rendered by officers and employees of the Group Members in connection therewith. Neither the Parent nor the Seller shall seek any Tax refund, or amend any Tax Return, which would have the effect of increasing the Taxes of any Group Member for any taxable period (or portion thereof) beginning after the Closing Date; however, the foregoing shall not apply to any amended Tax Return which may be required by law following resolution of a Tax dispute. Neither the Purchaser nor any Group Member shall amend, or take any similar action with respect to, any Tax Return filed by the Parent, the Seller or by any Group Member with respect to any Seller Tax Period without the prior written consent of the Parent; provided that the foregoing shall not apply to any amended Tax Return which may be required by law following resolution of a Tax dispute conducted in accordance with this Agreement. The Purchaser shall or shall cause each Group Member to forward to the Parent any refund of Taxes of any Group Member allocable to any Seller Tax Period within five days after such refund is received (or reimburse the Parent for any credit within five days after the credit is allowed or applied against other Tax liability). Notwithstanding the foregoing, the control of the prosecution of a claim for refund of Taxes paid pursuant to a deficiency assessed subsequent to the Closing Date as a result of an audit shall be governed by the provisions of Section 9.03(d) hereof. Notwithstanding anything contained herein to the contrary, nothing herein shall preclude the Purchaser from carrying back losses to pre-Closing Tax periods to the extent that such action does not reduce any attributes or Tax benefits of the Seller.

            (d) The Purchaser shall not file an election (or cause a deemed election) under Section 338 of the Code with respect to its acquisition of the Group Members or any Group Member hereunder. The Purchaser shall not take any action, and shall cause the Group Members not to take any action, outside the ordinary course of the Group Members' business, which would increase the amounts included in the gross income of the Parent under Section 551 or
Section 951 of the Code for any Seller Tax Period. Only after the payment of compensation by the Parent or the Seller to the Purchaser in an amount which is mutually acceptable to the Purchaser and the Parent, the Purchaser shall consent to the election under Treasury Regulation ss. 1.1502-20(g)(1) to re-attribute any net operating losses and/or net capital losses of any Group Member to the Seller or the Parent, and shall cause the Group Members to execute and file such statements as may be necessary or appropriate to effect such election.

            (e) Except as required by law, without the Parent's prior written consent, neither the Purchaser nor any Group Member shall take any position on any Tax Return, report or other declaration for any taxable period which might result in any:

            (1) increase in Tax (over accruals therefor on the books and records of the Group Members as of the Effective Time) for any Seller Tax Period in:

            (A) the liability of the Parent, the Seller or any Group Member in respect of the consolidated Federal income Tax liabilities, or any state consolidated, combined or unitary income Tax liabilities, of the Parent's or the Seller's tax group, as applicable, for periods while any Group Member was part thereof; or

            (B) the liability of the Parent, the Seller or any Group Member in respect of any separate state, local or foreign Tax of any Group Member; or

            (2) reduction in any Tax attributes to which the Parent, the Seller or any Group Member may be entitled with respect to any Seller Tax Period.

            (f) All Taxes with respect to the income, property or operations of the Group Members that relate to any taxable year or period beginning before and ending after the Closing Date shall be apportioned between the Seller Tax Period and the period beginning the day after the Closing Date as follows: (A) in the case of Taxes other than income and sales or use Taxes, on a per diem basis, and (B) in the case of income Taxes (including income Taxes based on capital or other alternative bases) and sales or use Taxes, as determined from the books and records of the Parent and the Group Member in question, as though the taxable year of the Group Member terminated on the Closing Date, and based on the accounting methods, elections and conventions used by the Parent and/or the relevant Group Member in prior years.

      8.06  INSURANCE MATTERS.

            (a) The Purchaser and each Group Member acknowledge and agree that, effective as of the Effective Time, coverage under all health and medical insurance plans or programs sponsored or maintained by the Seller or the Parent for all Employees, Former Employees and their Beneficiaries as applied to any and all of the Group Members (collectively, the "Seller's Health Plan") shall terminate and be of no further force or effect. Notwithstanding the preceding sentence, any expense incurred by an Employee, Former Employee or Beneficiary prior to the Effective Time that would have been covered under the Seller's Health Plan shall continue to be the responsibility of the Seller or the Parent, as applicable. From and after the Effective Time, the Purchaser shall cause the Group Members to pay to the Parent any premium or other charges due in respect of coverage of Employees,

Former Employees or Beneficiaries under the Seller's Health Plan through the Effective Time within 30 days after receipt of an invoice or statement relating to the same. The amount of such premiums and charges shall be calculated in accordance with the Parent's and the Group Member's prior practices regarding such premiums and charges. The Purchaser agrees to notify all Employees, Former Employees and their Beneficiaries of the manner in which pre-Effective Time expenses under the Seller's Health Plan are to be submitted for reimbursement and to request that all such expenses be submitted within 60 days after the Closing Date. The Purchaser and each Group Member acknowledge and agree that, effective as of the Effective Time, coverage for all Employees, Former Employees and their Beneficiaries under all life insurance, disability, or any other welfare or benefit plans or programs sponsored or maintained by the Seller or the Parent as applied to any and all of the Group Members shall terminate and be of no further force or effect.

            (b) From and after the Effective Time, (i) the Group Members shall cease to be covered with respect to any event or occurrence after the Effective Time under all insurance policies covering any Group Member (other than insurance policies described in the first sentence of subsection (a) above, which shall be subject to the provisions of such subsection) and (ii) with respect to any event or occurrence prior to the Effective Time, the Group Members shall, subject to the terms and conditions of such policies, continue to be entitled to the benefits thereof.

            (c) The Purchaser shall cause the Group Members promptly to notify the Parent of any claims which would be subject to any insurance coverage maintained by the Parent, the Seller or any of their Affiliates (other than any Group Member) for the benefit of any Group Member and based on events or occurrences on or prior to the Closing Date, and shall cause the Group Members to keep the Parent advised of the status of (and any developments regarding) any such claims, and to cooperate with the Parent and any insurance carrier in connection with the investigation and defense of any such claims, all in accordance and consistent with the standard practices and procedures established from time to time by the Parent or any such insurance carrier.

            (d) No covenant or agreement by any party hereto to indemnify any other party hereto shall release, or be deemed to release, any insurer or indemnitor of any Damages which might be the basis for any Indemnification Matter.


      8.07 AGREEMENT BY THE PURCHASER REGARDING NO OTHER REPRESENTATIONS OR WARRANTIES BY THE PARENT OR THE SELLER. The Purchaser agrees that except for the representations and warranties (including the Schedules with respect thereto) made by the Parent and the Seller and expressly set forth in Section II of this Agreement (as such representations and warranties are modified pursuant to the provisions of Section 6.03 hereof), neither the Parent nor the Seller nor any Affiliate or representative of either has made and shall not be construed as having made to the Purchaser or to any representative or Affiliate thereof, and neither the Purchaser nor any Affiliate nor any representative thereof has relied upon, any representation or warranty of any kind. Without limiting the generality of the foregoing, and notwithstanding any otherwise express representations and warranties made by the Parent and the Seller in Section II hereof, the Purchaser agrees that neither the Parent nor the Seller nor any Affiliate or representative of either makes or has made any representation or warranty to the Purchaser or to any representative or Affiliate thereof with respect to:

            (i) any projections, estimates or budgets contained in that certain Confidential Information Memorandum relating to the Group
      Members or otherwise heretofore or hereafter delivered to or made available to the Purchaser or its counsel, accountants, advisors, lenders, representatives or Affiliates of future revenues, expenses or expenditures, future results of operations (or any component thereof), future cash flows (or any component thereof) or future financial condition (or any component thereof) of the Group or any Group Member or the future business, operations or affairs of the Group or any Group Member; and

            (ii) any other information, statements or documents heretofore or hereafter delivered to or made available to the Purchaser or its counsel, accountants, advisors, lenders, representatives or Affiliates (including, without limitation, the Confidential Information Memorandum relating to the Group Members) with respect to the Group or any Group Member or the business, operations or affairs of the Group or any Group Member.

      8.08 NAME CHANGE. The Purchaser shall take all steps necessary or appropriate to cause the Company and each other Group Member, as applicable, to change its name at or immediately after the Closing Date to another corporate name not containing the name "NovaCare" or any variation thereof and to cease conduct of business from and after the Closing Date under any assumed or trade name containing the name "NovaCare" or any variation thereof.
Notwithstanding the foregoing, the Purchaser, the Company and the Group Members may continue to utilize all boxes, labels, products and other assets bearing the "NovaCare" name (the "Supplies") until depleted. The Purchaser agrees to use its best efforts to utilize the Supplies as expeditiously as possible and will indemnify the Parent from any and all liabilities arising out of such use except to the extent that such liability arises from a product liability claim which would constitute a breach of a representation or warranty of the Parent or the Seller hereunder.

      8.09 RELEASE OF LIENS. From and after the Closing Date, the Parent agrees to do all acts necessary to continue to extinguish and pay-off all Liens (other than Permitted Liens) against all assets of the Company and all assets of each Group Member which existed as of the Closing Date, and the Parent agrees to indemnify the Purchaser from any liability or Damages due to such Liens.

      8.10 CONSENTS AND APPROVALS. The Parent shall use its best efforts to obtain all necessary consents, waivers, authorizations and approvals of all governmental and regulatory authorities, domestic and foreign, and of all other persons, firms or corporations required in connection with the execution, delivery and performance by it of this Agreement.

      8.11 FURTHER ASSURANCES. Upon the request of a party or parties hereto at any time after the Closing Date, the other party or parties will forthwith execute and deliver such further instruments of assignment, transfer, conveyance, endorsement, direction or authorization and other documents as the requesting party or parties or its or their counsel may request in order to perfect title of the Purchaser and its successors and assigns to the Shares or otherwise to effectuate the purposes of this Agreement.

      8.12 BEST EFFORTS. Upon the terms and subject to the conditions of this Agreement, each of the parties hereto will use its best efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable consistent with applicable law to consummate and make effective in the most expeditious manner practicable the transactions contemplated hereby.

      8.13 NOTICE OF BREACH. Through the Closing Date, each of the parties hereto shall promptly give to the other parties written notice with particularity upon having knowledge of any matter that may constitute a breach of any representation, warranty, agreement or covenant contained in this Agreement.

      8.14 CONFIDENTIALITY. Except as required by law, each party hereto shall not, directly or indirectly, disclose to any person or entity or use any information not in the public domain or generally known in the industry, in any form, whether acquired prior to or after the Closing Date, received from another party hereto relating to the business and operations of the Company, the Parent, their respective subsidiaries or affiliates, including but not limited to information regarding customers, vendors, suppliers, trade secrets, training programs, manuals or materials, technical information, contracts, systems, procedures, mailing lists, know-how, trade names, financial or other data (including the revenues, costs or profits associated with any of the Company's products or services), business plans, code books, invoices and other financial statements, computer programs, software systems, databases, discs and printouts, plans (business, technical or otherwise), customer and industry lists, correspondence, internal reports, personnel files, sales and advertising material, telephone numbers, names, addresses or any other compilation of information, written or unwritten, which is or was used in the business of the Company or any of its Subsidiaries.

      8.15 ACCESS TO PROPERTIES AND RECORDS. The Parent shall afford to the Purchaser, and to the accountants, counsel and representatives of the Purchaser, reasonable access during normal business hours upon reasonable notice throughout the period prior to the Closing Date to all properties, books, contracts, commitments, and records of the Company and its Subsidiaries and, during such period, shall furnish promptly to the Purchaser all other information concerning the business, its properties and its personnel as the Purchaser may reasonably request, including but not limited to monthly financial statements consisting of balance sheets, income statements and cash flow statements for each month subsequent to the period covered by the Financial Statements attached hereto as SCHEDULE 2.04(A) and continuing for each month thereafter up to the last full month prior to the Closing Date; provided that no investigation or receipt of information pursuant to this
Section 8.15 shall qualify any representation or warranty of the Parent or the Seller or the conditions to the obligations of the Purchaser.

      8.16 ACQUISITION OF RIGHTS TO CONFIDENTIALITY. At the Closing, the Parent shall assign, grant and convey to the Purchaser all its rights under confidentiality agreements between it and persons other than the Purchaser that were entered into in connection with or relating to a possible sale of the Shares or any part thereof (collectively, "Other Confidentiality Letters"), including the right to enforce all terms of the Other
Confidentiality  Letters.  At the  Closing,  the Parent  shall  deliver to the


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

Purchaser copies of the Other Confidentiality Letters to the extent permitted by the terms thereof; provided that if any Other Confidentiality Letter shall not be assignable, the Parent shall disclose to the Purchaser the parties to such letter agreement.

      8.17  FINANCING.   The  Parent  shall   cooperate  with  Hanger  in  all
reasonable  respects to enable Hanger to obtain the financing  contemplated by
Section 3.07 (the "Financing"), including using its best efforts to (i) prepare interim financial statements for the Company and its Subsidiaries ("Interim Financials"), if required in connection with the Financing, (ii) obtain consents of its independent public accountants and comfort letters, when required, with respect to the Financial Statements and any Interim Financials, at Hanger's cost, so that such financial statements can be used in Rule 144A offering memoranda and registration statements filed under the Securities Act of 1933, as amended, and reports under the Securities Exchange Act of 1934, as amended ("Public Filings"), issued or filed by Hanger, (iii) cooperate with Hanger so Hanger can obtain information sufficient for Hanger to comply with the requirements of the Management's Discussion and Analysis portion of the Public Filings, as it may relate to the Company and its Subsidiaries, (iv) compile the requisite financial information, including supplying financial information for purposes of comfort letters to be issued in connection with the Public Filings, (vi) request the independent public accountants of the Company to give full and complete access to Hanger and its agents and representatives to its work papers and any other supporting information relating to the Financial Statements or the Interim Financials, subject to customary agreements sought by independent public accountants in connection with giving such access, (vii) sign customary management representation letters relating to the Financial Statements and the Interim Financials, (viii) cooperate in the preparation of financial statements for the Company and its Subsidiaries that are suitable for inclusion by Hanger in the Public Filings, including compliance with the applicable provisions of Regulation S-X, and (ix) provide reasonable assistance to Hanger in connection with any roadshow, rating agency or lender presentations and meetings relating to the Financing.

                                  SECTION IX.

                                INDEMNIFICATION

      9.01 INDEMNIFICATION BY THE PARENT AND THE SELLER. After the Closing Date, the Parent and the Seller, jointly and severally, shall indemnify and hold harmless the Purchaser (and its employees, officers, partners, directors, shareholders, agents and representatives) and the Group Members (collectively, the "Purchaser Indemnified Parties") from and against all Damages which are sustained or incurred by any of the Purchaser Indemnified Parties, to the extent that the Damages are sustained or incurred by reason of (a) the breach by the Parent or the Seller of any of its covenants or agreements hereunder to be performed after the Closing Date, or, subject to the limitations of Section 9.05(c), the breach by the Parent or the Seller of any of its Pre-Closing Covenants, (b) the breach of any of the representations or warranties made by the Parent and the Seller in Section II hereof (as modified by Section 6.03 hereof), (c) any liability (as a result of Treasury Regulation ss. 1.1502-6(a) or otherwise) for Taxes of the Parent or the Seller or any other corporation which is or has been affiliated with the Parent or the Seller (other than any of the Group Members) or (d) the litigation set forth on
SCHEDULE 9.01.

      9.02 INDEMNIFICATION BY THE PURCHASER. After the Closing Date, Hanger and the Purchaser, jointly and severally, shall indemnify and hold harmless the Parent, the Seller and their respective employees, officers, partners,


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

directors, shareholders, agents and representatives (collectively, the "Seller Indemnified Parties") from and against all Damages which are sustained or incurred by any of the Seller Indemnified Parties, to the extent that such Damages are sustained or incurred by reason of (a) the breach by either of Hanger or the Purchaser of any of its covenants or agreements hereunder to be performed after the Closing Date, or, subject to the limitations of Section 9.05(c), the breach by either of Hanger or the Purchaser of any of its Pre-Closing Covenants, (b) the breach of any of the representations or warranties made by either of Hanger or the Purchaser in Section III hereof or
(c) any liability of the Parent or any of its Affiliates (other than any Group Member) arising out of (i) those certain agreements (the "Parent Agreements"), none of which are material, to which the Parent or any of its Affiliates (other than any Group Member) is a party and which relate solely to the business of the Company (or any other Group Member), it being understood and agreed that the Parent shall deliver to the Purchaser a schedule of the Parent Agreements (which the Parent shall use its reasonable best efforts to ensure is complete) not less than five (5) days prior to the Closing Date, (ii) severance payments due to employees performing all or substantially all their services on behalf of the Company or any other Group Member, more particularly set forth on SCHEDULE 2.11, who are terminated at any time subsequent to the Closing Date, (iii) any litigation set forth in SCHEDULE 2.15 (other than any litigation set forth on SCHEDULE 9.01) to which the Parent or any of its Affiliates (other than any Group Member) is or becomes a party, (iv) obligations under the employment agreements set forth on SCHEDULE 1.02(A)(3) assumed by the Purchaser pursuant to Section 1.02(a), or (v) the operations of the business of the Company or any Group Member subsequent to the Closing Date.

      9.03  PROCEDURE  FOR  INDEMNIFICATION.  (a) Except as provided in clause
(d) of this Section 9.03, in the event that any party hereto or other Purchaser Indemnified Party or Seller Indemnified Party reasonably believes that such party has a claim for Damages in respect of which indemnity may be sought by such party pursuant to Section 8.03, this Section IX or Section X (each, an "Indemnification Matter"), the party indemnified hereunder (the "Indemnitee") shall notify the party(s) providing indemnification (collectively, the "Indemnitor") by sending written notice to the Indemnitor (an "Indemnity Notice"). In the case of third party claims, which, if successful, could result in an indemnity payment hereunder, an Indemnity Notice shall be given within 30 days after the discovery by the Indemnitee of the filing or assertion of any claim against the Indemnitee stating the nature and basis of such claim; provided, however, that any delay or failure to notify any Indemnitor of any claim shall not relieve it from any liability except to the extent that the Indemnitor demonstrates that the defense of such action is prejudiced by such delay or failure to notify. Any Indemnity Notice
(i) shall state (with reasonable specificity) the basis on which indemnification is being asserted, (ii) shall set forth the amount of Damages for which indemnification is being asserted and (iii) in the case of third party claims, shall be accompanied by copies of all relevant pleadings, demands and other papers served on the Indemnitee.

            (b) Except as provided in clause (d) of this Section 9.03, in the case of third party claims the Indemnitee shall give the Indemnitor the right (i) to control and conduct any proceedings or negotiations in connection therewith and necessary or appropriate to defend the Indemnitee (provided such are pursued in a professional manner), (ii) to take all other reasonable steps or proceedings to settle or defend any such claims, provided that the Indemnitor shall not settle any such claim without the prior written consent of the Indemnitee, which consent will not be unreasonably withheld or delayed,


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

unless, in the case that the Parent or the Seller is the Indemnitor, such settlement only involves the payment of money (all of which shall be payable by the Parent or the Seller), in which event the Parent and the Seller shall have the right to settle any such claim without the consent of the Indemnitee, and (iii) to employ counsel selected by the Indemnitor, after reasonable consultation with the Indemnitee, to contest any such claim or liability in the name of the Indemnitee or otherwise. Notwithstanding the Indemnitor's election to appoint counsel to represent the Indemnitee in an action, the Indemnitee shall have the right to employ separate counsel and the Indemnitor shall bear the reasonable fees, costs and expenses of such separate counsel, if the Indemnitee determines, based upon the advice of counsel, that a conflict or potential conflict of interest exists between the Indemnitor and the Indemnitee in such action. The Indemnitor shall, within 30 days of receipt of an Indemnity Notice in respect of such claim (the "Indemnity Notice Period"), notify the Indemnitee in writing of its intention to assume the defense of such claim. In the event that the Indemnitor does assume the defense as provided above, the Indemnitee shall have the right to participate fully in such defense (including, without limitation, with counsel of its choice), at its sole expense, and the Indemnitor shall cooperate fully with the Indemnitee in connection with such participation. If the Indemnitor does not deliver to the Indemnitee within the Indemnity Notice Period written notice that the Indemnitor will assume the defense of any such claim or litigation resulting therefrom, the Indemnitee may defend against any such claim or litigation in such manner as it may deem appropriate and the Indemnitee may settle such claim or litigation, provided that the Indemnitee shall not settle any such claim without the prior written consent of the Indemnitor, which consent will not be unreasonably withheld or delayed. In the event that the Indemnitor does not assume the defense as provided above, the Indemnitor shall have the right to participate fully in such defense (including, without limitation, with counsel of its choice), at its sole expense, and the Indemnitee shall cooperate fully with the Indemnitor in connection with such participation, and in all cases the Indemnitee shall keep the Indemnitor fully informed as to all matters concerning such third party claim and shall promptly notify the Indemnitor in writing of any and all significant developments relating thereto. Within 30 days after the Determination Date with respect to a third party claim, the Indemnitor shall pay the Indemnitee the amount of Damages sustained or incurred by the Indemnitee.

            (c)   In the event that  liability  hereunder  does not  involve a third party claim, the Indemnitor shall within 30 days after the date of receipt of an Indemnity Notice respond in writing to the Indemnitee (the "Indemnity Response") and set forth with reasonable specificity those items in the Indemnity Notice to which the Indemnitor does not agree as well as the summary basis upon which such disagreement is founded. Within 30 days following the receipt of the Indemnity Response by the Indemnitee, representatives of the Indemnitor and the Indemnitee shall meet to attempt to resolve through good faith negotiations the applicable Indemnification Matters. The parties shall negotiate in good faith for up to 60 days in an attempt to reach a settlement of any disputed matter. In the event that such good faith negotiations are unsuccessful or in the event of any other dispute under this Section IX, the parties shall proceed in accordance with Section
11.07 of this Agreement.

            (d) (i) If a claim shall be made by any taxing authority, which, if successful, might result in an indemnity payment to any Purchaser Indemnified Party, the Purchaser shall promptly notify the Parent in writing (a "Tax Notice") of such claim (a "Tax Claim"). If a Tax Notice is not given to the Parent within a sufficient period of time to allow the Parent or the


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

Seller effectively to contest such Tax Claim, or in reasonable detail to apprise the Parent of the nature of the Tax Claim, in each case taking into account the facts and circumstances with respect to such Tax Claim, neither the Parent nor the Seller shall be liable to any Purchaser Indemnified Party to the extent that the Parent's or the Seller's position is prejudiced as a result thereof.

            (ii) With respect to any Tax Claim, the Parent and the Seller shall have the right to control and conduct all proceedings and negotiations in connection with such Tax Claim (including, without limitation, selection of counsel) and, without limiting the foregoing, may in the Parent's sole discretion pursue or forego any and all administrative appeals, proceedings, hearings and conferences with any taxing authority with respect thereto, and may, in the Parent's sole discretion, either pay the Tax claimed and sue for a refund where applicable law permits such refund suits or contest the Tax Claim in any permissible manner. The Parent shall, within 30 days of receipt of a Tax Notice with respect to a Tax Claim (the "Tax Notice Period"), notify the Purchaser in writing of its intention to control and conduct the proceedings and negotiations in connection with such Tax Claim. In the event that the Parent does notify the Purchaser of its intention to control and conduct the proceedings and negotiations in connection with any Tax Claim as provided above, the Purchaser shall have the right to participate fully in such proceedings and negotiations (including, without limitation, with counsel of its choice), at its sole expense, and the Parent and the Seller shall cooperate fully with the Purchaser in connection with such participation. If the Parent does not deliver to the Purchaser within the Tax Notice Period written notice that it will control and conduct the proceedings and negotiations in connection with a Tax Claim, the Purchaser may control, or cause the applicable Group Member to control, and conduct such proceedings and negotiations in such manner as it may deem appropriate. In the event that the Parent or the Seller do not exercise their right to control and conduct the proceedings and negotiations in connection with any Tax Claim as provided above, the Parent and the Seller shall have the right to participate fully in such proceedings and negotiations (including, without limitation, with counsel of its choice), at their sole expense, and the Purchaser shall, and shall cause each Group Member to, cooperate fully with Parent and the Seller and their accountants and other representatives in connection with such participation, and in all cases the Purchaser shall keep the Parent fully informed as to all matters concerning such Tax Claim and shall promptly notify the Parent in writing of any and all significant developments relating thereto. Without limiting Sections 8.04 and 8.05, the Purchaser and each of its Affiliates shall (and the Purchaser shall cause the Group Members to) cooperate fully with the Parent and the Seller in contesting any Tax Claim, which cooperation shall include, without limitation, the retention and (upon the Parent's request) the provision to the Parent of records and information which are relevant to such Tax Claim, and making officers and employees available on a timely and mutually convenient basis to provide additional information or explanation of any material provided hereunder or to testify at proceedings relating to such Tax Claim.

            (iii) Notwithstanding anything to the contrary contained herein, in no event shall the Purchaser or any Group Member settle or otherwise compromise any Tax Claim without the Parent's prior written consent which shall not be unreasonably withheld. The Parent agrees to either give its consent or the reasonable basis for withholding its consent within 15 days of the receipt of any notice by the Parent from the Purchaser, the Company or any Group Member.

      9.04 LIMITS ON THE LIABILITY OF THE SELLER. Subject to the terms hereof (including Sections 4.05 and 9.07 hereof), the aggregate liability of the Parent and the Seller for Damages or otherwise with respect to the subject matter of this Agreement and the transactions contemplated hereby is, and shall be, limited to an aggregate amount (the "Seller's Liability Amount") equal to $100,000,000, and the Purchaser, on behalf of itself, its Affiliates and all Purchaser Indemnified Parties, agrees not to seek any Damages in excess of the Seller's Liability Amount for any and all Damages sustained or incurred by any Purchaser Indemnified Party for any breach or liability under this Agreement or otherwise with respect to the subject matter of this Agreement and the transactions contemplated hereby or otherwise.

      9.05  OTHER LIMITS ON INDEMNIFICATION.

            (a)   Notwithstanding anything in Section 8.03, this Section IX or
Section X to the contrary and subject to the final sentence of this Section 9.05(a), no Purchaser Indemnified Party shall be entitled to indemnification pursuant to Section 9.01 hereof unless and until the aggregate amount of all Damages to which the indemnity set forth in Section 9.01(b) relates sustained or incurred by all Purchaser Indemnified Parties exceeds an aggregate amount (the "Basket Amount") equal to $1,500,000. Subject to Section 9.04 above, if such Damages exceed the Basket Amount, then the Seller's liability for indemnification under Section 9.01(b) shall be limited to the amount of such Damages sustained or incurred which exceeds the Basket Amount. Notwithstanding anything contained herein to the contrary, there shall be no limitation on the liability of the Seller and the Parent under either Section 9.04 or this
Section 9.05 for Damages of the Purchaser which relate to Section 9.01(a) [breaches of covenants], Section 9.01(c) [Tax liabilities], Section 9.01(b) (insofar as it relates to breaches of Sections 2.01, 2.02, 2.03, 2.04 or 2.21) and/or the last sentence of Section 6.03 hereof as therein provided.

            (b) The representations and warranties contained in or made pursuant to this Agreement shall expire 15 months from the Closing Date, or if at the end of such 15 month period the Parent shall be continuing to operate one or more businesses for profit, such period shall be extended during the operation thereof for up to an additional three months, provided that the representations and warranties contained in Sections 2.07, 2.16(c), 2.21 and
2.24 shall survive for the applicable statute of limitations, and provided further that if written notice is properly given under this Section IX with respect to any alleged breach of a representation or warranty to which such party is entitled to be indemnified hereunder prior to the applicable expiration date, such representation or warranty with respect to such specified matter only shall continue indefinitely until the applicable claim is finally resolved.

            (c) With respect to any claim by the Parent or the Seller, on the one hand, or the Purchaser, on the other hand, against the other based upon a breach of any covenant or agreement of the other herein which is required to be performed on or prior to the Closing Date (the "Pre-Closing Covenants"), such Pre-Closing Covenant shall not survive the Closing and the breach thereof shall be deemed to have been waived by the party for whose benefit such Pre-Closing Covenant exists; provided that in the event that such breach has had a Material Adverse Effect and the party who has breached such Pre-Closing Covenant has taken actions to intentionally conceal the existence of such breach from the party for whose benefit such Pre-Closing Covenant exists, and provided further that the party for whose benefit such Pre-Closing Covenant exists has sustained or incurred Damages that would otherwise constitute an Indemnification Matter covered by the provisions of Section 9.01


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

or 9.02, as the case may be, then the applicable Pre-Closing Covenant shall be deemed to have survived the Closing.

      9.06 LOSSES NET. The amount of any Damages for which indemnification is provided under Section 8.03, this Section IX or Section X shall be net of Tax benefits to be received by the Indemnitee, and net of any amounts recoverable by the Indemnitee under insurance policies with respect to such Damages.

      9.07 SOLE AND EXCLUSIVE REMEDY. After the Closing Date, each party hereto acknowledges and agrees that such party's sole and exclusive remedy with respect to Damages and any and all other claims relating to the subject matter of this Agreement and the transactions contemplated hereby (other than disputes arising under the second sentence of Section 8.05(b) hereof which disputes shall be resolved as set forth in such Section) shall be in accordance with, and limited by, the indemnification provisions set forth in
Section 8.03, this Section IX and Section X.

      9.08 LIMITATIONS ON MATERIALITY. For purposes of the indemnification provided in this Article 9, in determining whether the representations and warranties of the Parent or the Seller have been breached or are inaccurate or the amount of any Damages, no effect will be given to any materiality (including Material Adverse Effect) qualification set forth in such representations and warranties.

                                  SECTION X.

                              BROKERS AND FINDERS

      10.01 THE PARENT'S AND THE SELLER'S OBLIGATIONS. Neither the Purchaser nor any Group Member shall have any obligation to pay any financial advisory, finder's fee or other compensation to any person, firm or corporation claiming by, through or under the Parent, the Seller or any Group Member in connection with the sale of the Shares contemplated by this Agreement and the transactions contemplated herein, and the Parent and the Seller, jointly and severally, hereby agree to defend, indemnify and hold the Purchaser and each Group Member harmless from any Damages sustained or incurred by the Purchaser or such Group Member by reason of any such claim for any such fee or other compensation. It is understood and agreed that the Parent shall be solely responsible for the fees and the expenses of Salomon Smith Barney, Inc., Lehman Brothers, Wasserstein Perella & Co., Inc. and Warburg Dillon Reed LLC in connection with this Agreement and the transactions contemplated hereby.

      10.02 THE PURCHASER'S OBLIGATIONS. Neither the Parent nor the Seller shall have any obligation to pay any financial advisory, finder's fee or other compensation to any person, firm or corporation claiming by, through or under the Purchaser (or any Affiliate thereof) in connection with this Agreement and the transactions contemplated herein, and the Purchaser hereby agrees to defend, indemnify and hold the Parent and the Seller harmless from any Damages sustained or incurred by the Seller by reason of any such claim for any such fee or other compensation.

                                  SECTION XI.

                                 MISCELLANEOUS


      11.01 NOTICES. All notices, requests or instructions hereunder shall be in writing and delivered personally or sent by telecopy or registered or certified mail, postage prepaid, return receipt requested, or by FedEx or other recognized overnight courier as follows:

            (a)   if to the Seller or the Parent:
                  NovaCare, Inc.
                  1016 West Ninth Avenue
                  King of Prussia, Pennsylvania 19406
                  Attention:  Chief Executive Officer
                  Telecopy:  (610) 992-0310

                  with a copy to:

                  Haythe & Curley
                  237 Park Avenue
                  New York, New York  10017
                  Attention:  Andrew J. Beck, Esq.
                  Telecopy:   (212) 682-0200

            (b)   if to the Purchaser:

                  Hanger Orthopedic Group, Inc.
                  7700 Old Georgetown Road
                  Bethesda, Maryland 20814
                  Attention:  Chief Executive Officer
                  Telecopy:  (301) 986-0702

                  with a copy to:

                  Freedman, Levy, Kroll & Simonds
                  1050 Connecticut Avenue, N.W.
                  Suite 825
                  Washington, D.C. 20036
                  Attention:  Jay W. Freedman, Esq.
                  Telecopy:  (202) 457-5151

Any of the above addresses may be changed at any time by notice given as provided above; provided, however, that any such notice of change of address shall be effective only upon receipt. All notices, requests or instructions given in accordance herewith shall be deemed received on the date of delivery, if hand delivered, on the date of receipt, if telecopied, three business days after the date of mailing, if mailed by registered or certified mail, return receipt requested, and one business day after the date of sending, if sent by FedEx or other recognized overnight courier.

      11.02 ENTIRE AGREEMENT. This Agreement, the Schedules and the Exhibits hereto contain the entire agreement among the parties hereto with respect to the transactions contemplated hereby, and, except for that certain Confidentiality Agreement dated December 15, 1998 between Salomon Smith Barney, Inc., on behalf of the Parent, and Hanger, which shall remain in full force and effect, supersede all prior agreements, understandings, negotiations and discussions, whether written or oral, of the parties, and, except as otherwise provided in Section 6.03 hereof, no modification hereof shall be effective unless in writing and signed by the party against which it is sought to be enforced.

      11.03 ASSIGNMENT. This Agreement shall not be assignable by any of the parties hereto except pursuant to a writing executed by all of the parties hereto, provided that the Purchaser may without such prior consent, for collateral security purposes, assign its rights (but not its obligations) to providers of financing in connection with the purchase of the Shares.

      11.04 FURTHER ACTION. Each of the parties hereto shall use such party's best efforts to take such actions as may be necessary or reasonably requested by the other parties hereto to carry out and consummate the transactions contemplated by this Agreement.

      11.05 BINDING EFFECT. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

      11.06 EXPENSES. Each of the parties hereto shall bear such party's own expenses in connection with this Agreement and the transactions contemplated hereby whether or not the Closing occurs. In the event that there are any direct or indirect real property transfer, personal property transfer or other similar transfer taxes payable in connection with the transactions contemplated hereby, such taxes shall be paid by the Seller.

      11.07 ARBITRATION. Subject to Sections 8.05(b) and 9.03(c) hereof, the parties agree that they shall submit any dispute arising out of or relating to this Agreement, or any breach hereof, to arbitration in accordance with the rules of the American Arbitration Association then in effect. The parties further agree that judgment upon an award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The arbitration shall be held in the District of Columbia.

      11.08 SCHEDULES AND EXHIBITS. All Schedules and Exhibits to this Agreement are integral parts of this Agreement.

      11.09 INVALIDITY, ETC. Should any provision of this Agreement be held by a court or arbitration panel of competent jurisdiction to be enforceable only if modified, such holding shall not affect the validity of the remainder of this Agreement, the balance of which shall continue to be binding upon the parties hereto with any such modification to become a part hereof and treated as though originally set forth in this Agreement. The parties further agree that any such court or arbitration panel is expressly authorized to modify any such unenforceable provision of this Agreement in lieu of severing such unenforceable provision from this Agreement in its entirety, whether by rewriting the offending provision, deleting any or all of the offending provision, adding additional language to this Agreement, or by making such other modifications as it deems warranted to carry out the intent and agreement of the parties as embodied herein to the maximum extent permitted by law. The parties expressly agree that this Agreement as so modified by a court or arbitration panel shall be binding upon and enforceable against each of them. In any event, should one or more of the provisions of this Agreement be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions hereof, and if such provision or provisions are not modified as provided above, this Agreement shall be construed as if such invalid, illegal or unenforceable provisions had never been set forth herein.

      11.10 HEADINGS. The headings of this Agreement are for convenience of reference only and are not part of the substance of this Agreement.

      11.11 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to the conflicts of laws provisions and principles thereof that would apply the laws of any other jurisdiction.

      11.12 COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

      11.13 CONSTRUCTION. The parties hereto agree that this Agreement is the product of negotiations among sophisticated parties, each of whom was represented by counsel, and each of whom had an opportunity to participate in, and did participate in, the drafting of each provision hereof. Accordingly, ambiguities in this Agreement, if any, shall not be construed strictly or in favor of or against any party hereto but rather shall be given a fair and reasonable construction without regard to the rule of CONTRA PROFERENTEM.

      11.14 HANGER'S GUARANTY OF PURCHASER'S OBLIGATIONS. Hanger hereby unconditionally guaranties to the Parent and the Seller the due and timely performance by the Purchaser of all of the Purchaser's obligations under this Agreement.

      11.15 ASSIGNMENT OF PARENT AGREEMENTS. The Parent hereby assigns to the Company, and the Company hereby accepts and assumes, all the Parent's rights and obligations pursuant to the Parent Agreements. To the extent that any Parent Agreement to be assigned to the Company hereunder requires the consent to such assignment by any third party thereto, the Parent shall cooperate fully with the Company in attempting to procure any such consent and in any reasonable arrangement designed to provide the Company with the benefits under any such Parent Agreement. The failure of the Company or the Parent to obtain any such consent shall in no way relieve the Company from its obligation to assume such Parent Agreement and the Company shall fully and faithfully perform, observe and fulfill all the unfulfilled obligations of the Parent under such Parent Agreements. From and after the Closing Date, the Company shall use commercially reasonable efforts to obtain promptly and deliver to the Parent, written releases in favor of the Parent with respect to any such obligations and liabilities under all Parent Agreements.

                                 SECTION XII.

                                  DEFINITIONS

      12.01 CERTAIN DEFINITIONS. The following terms when used herein shall have the meanings assigned to them below (certain other terms are defined elsewhere herein):

      "Actions" shall have the meaning set forth in Section 2.15 hereof.

      "Affiliate" means a person or entity who directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, another person.

      "Applicable Law" shall mean the collective reference to any law, rule, regulation, ordinance, writ, judgment, injunction, decree, determination, award or other order of any Governmental Authority, in each case excluding any and all Environmental Laws.

      "Beneficiary" shall mean the person(s) or entity(ies) designated by an Employee or Former Employee, by operation of law or otherwise, as the party entitled to compensation, benefits, damages, insurance coverage, payments, indemnification or any other goods or services as a result of any liability or claim under any applicable welfare or benefit plan or program.

      "Benefit Plan" shall have the meaning set forth in Section 2.12 hereof.

      "Best Efforts" or "best efforts" shall mean diligently, promptly and in good faith taking all actions which are reasonable, necessary and appropriate to accomplish the objective requiring the use of best efforts, but shall not include any obligation (a) to make any payment, incur any costs, commit available resources, or forego the receipt of any payment, which in any case is material in amount in light of the required objective, (b) to initiate any lawsuit or other proceeding to achieve the required objective, or (c) to take any action which is unlawful.

      "Closing"  and  "Closing  Date"  shall  have the  meanings  set forth in
Section 4.01 hereof.

      "Code" shall mean the Internal Revenue Code of 1986, as amended.

      "Common Stock" shall have the meaning set forth in the recitals hereof.

      "Confidentiality  Agreement" shall have the meaning set forth in Section
11.02 hereof.

      "Contracts" shall have the meaning set forth in Section 2.10 hereof.

      "Control" (including the terms "controlling", "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of the person, whether through stock ownership, voting rights, governing boards or otherwise.

      "Damages" shall mean any and all losses, claims, demands, damages, liabilities, obligations, costs and expenses, including without limitation, reasonable fees and disbursements of counsel (however sustained or incurred, including, without limitation, in any action or proceeding involving any third party or involving any other party to this Agreement) sustained or incurred by or claimed against the Purchaser Indemnified Parties (or any of them) or the Seller Indemnified Parties (or any of them), as the case may be, and other reasonable out-of-pocket costs and expenses incurred in connection with investigating or defending any action, suit or proceeding, commenced or threatened, but excluding punitive or consequential losses or damages.

      "Determination" shall mean (a) the final non-appealable judgment by a court of competent jurisdiction or arbitrator with respect to any claim covered by Section IX hereof or (b) a compromise and settlement agreement executed and delivered by both the Indemnitor and the Indemnitee with respect to any claim covered by Section IX.

      "Determination Date" shall mean the date the Determination is final, legally binding, and non-appealable.

      "Effective Time" shall mean the close of business Eastern Standard Time on the Closing Date.

      "Employees" shall mean all individuals with whom a Group Member maintains, on the Closing Date, an employer-employee relationship, including any individuals on lay-off, disability or leave of absence, whether paid or unpaid.

      "Environmental Laws" shall have the meaning set forth in Section 2.16(c) hereof.

      "Environmental Permits" shall have the meaning set forth in Section 2.16(c) hereof.

      "ERISA" shall have the meaning set forth in Section 2.12(a) hereof.

      "Financial Statements" shall have the meaning set forth in Section 2.04 hereof.

      "Former Employees" shall mean all individuals as to whom an employer-employee relationship with any Group Member existed prior to the Closing Date, but does not exist on the Closing Date, who remain entitled to benefits under any applicable welfare or benefit plan or program.

      "GAAP" shall mean generally accepted accounting principles.

      "Governmental  Authority"  shall mean the  collective  reference  to any
court,   tribunal,   government,   or   governmental   agency,   authority  or
instrumentality, domestic or foreign.

      "Group" shall mean the Company and its Subsidiaries, taken as a whole.

      "Group Member" shall mean, individually, the Company and each of its Subsidiaries.

      "Indemnification  Matter"  shall have the  meaning  set forth in Section
9.03 hereof.

      "Knowledge of the Parent" shall mean, with respect to a particular fact or other matter, that (i) an individual who is a director or executive officer of the Parent, the Seller, the Company or any Group Member is actually aware of such fact or other matter or (ii) a reasonably prudent individual in the satisfaction of his or her duties as a director or executive officer of the Parent, the Seller, the Company or any Group Member would be reasonably expected to discover or otherwise become aware of such fact or other matter in the course of conducting a reasonable investigation.

      "Lien" shall mean any mortgage, pledge, encumbrance, charge or other security interest of any kind or nature whatsoever.

      "Material Adverse Effect" shall mean a material adverse effect on the assets, properties, businesses, results of operations or financial condition of the Group, taken as a whole, and in any case after application of the proceeds of any insurance or indemnity under any contract or agreement to which any Group Member, the Parent or the Seller (or any Affiliate thereof) is a party or, for purposes of Section 6.03, a material adverse effect on the ability of the Parent or the Seller to consummate the sale of the Shares as provided in this Agreement; provided that the term "Material Adverse Effect" as used herein shall not include any effect attributable to changes in the economy (of the United States or any other country) generally, changes in the industries in which any Group Member engages, or seasonality of the businesses of any Group Member.

      "Permits" shall have the meaning set forth in Section 2.16(b) hereof.

      "Permitted Liens" shall mean:

            (a) Liens for Taxes not yet due or which are being contested in good faith by appropriate proceedings, provided that adequate reserves with respect to contested taxes are maintained on the books of any Group Member;

            (b) pledges or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other social security legislation;

            (c) easements, rights-of-way, restrictions and other similar encumbrances previously incurred in the ordinary course of business which, in respect of properties or assets of the Group are not material, and which, in the case of such encumbrances on the assets or properties of any Group Member, do not materially detract from the value of any such properties or assets or materially interfere with any present use of such properties or assets;

            (d) carriers', warehousemen's, mechanics', materialmen's, repairmen's or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 90 days or which are being contested in good faith by appropriate proceedings;

            (e) deposits to secure the performance of bids, contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

            (f) statutory and contractual Liens on the property of any Group Member in favor of landlords securing leases; and

            (g) Liens in existence on the Closing Date listed on SCHEDULE 2.09 hereto.

      "Pre-Closing Covenants" shall have the meaning set forth in Section 9.05(c) hereof.

      "Purchaser  Indemnified  Parties"  shall have the  meaning  set forth in
Section 9.01 hereof.

      "Retro-Premium Insurance Amounts" shall mean any liability or other obligation paid by the Parent or the Seller (or any Affiliate of the Parent or the Seller) (whether by reimbursement to any claims security or escrow funds, any additional premiums on retrospective adjustment or otherwise) under any policies of insurance maintained by the Parent or the Seller (or any Affiliate of the Parent or the Seller) for the benefit of any Group Member attributable to events or occurrences on or prior to the Closing Date.

      "Schedules" shall mean the Schedules attached hereto and made a part of this Agreement.

      "Seller Indemnified Parties" shall have the meaning set forth in Section
9.02 hereof.

      "Seller's Health Plan" shall have the meaning set forth in Section 8.07 hereof.

      "Seller Tax Periods" shall mean and include any and all periods ending on or before the Closing Date, and in addition, the portion of any taxable period that includes, but does not end on or before, the Closing Date that consists of a partial period deemed to end on the Closing Date; provided that in the case of any Seller Tax Period that does not end on or before the Closing Date, for purposes hereof the books and records of the relevant Group Member(s) shall be deemed to have been closed at and as of the Closing Date.

      "Shares" shall have the meaning set forth in the recitals hereof.

      "Subsidiary"  and  "Subsidiaries"  shall have the  meanings set forth in
Section 2.01 hereof.

      "Taxes" shall have the meaning set forth in Section 2.07 hereof.

      "Tax Claim" shall have the meaning set forth in Section 9.03 hereof.

      "Tax Returns" shall have the meaning set forth in Section 2.07 hereof.

      "Tax Sharing Agreement" shall mean the practice employed by the Parent in causing the Seller and each of the Group Members to pay to the Parent or to the Seller the separate company liability of each Group Member in respect of the consolidated Federal income Tax and state income Tax liabilities of the Parent's or the Seller's tax group, as applicable.

      "Y2K-compliant" shall mean able to provide specific dates and calculate spans of dates, and to record, store, process and provide true and accurate dates and calculations for dates and spans of dates within and between the twentieth and twenty-first centuries prior to, including and following January 1, 2000, including by: (i) correctly processing day and date calculations;
(ii) recognizing September 9, 1999 and January 1, 2001 as valid dates; (iii) recognizing the year 2000 as a leap year having 366 days, and correctly processing February 29, 2000 as a valid leap year date; (iv) employing only four-digit year representations in software, components and systems owned or operated in connection with the Company and its Subsidiaries; and (v) incorporating interface programs sufficient to translate accurately to four-digit format (without any burden of interpretation) any two-digit year representations included in software, components or systems, including but not limited to external databases, data warehouses, software systems and user interfaces that send data to or receive data from software, components or systems used in the Business.

                                     * * *

      IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto as of the date first above written.

                                     SELLER:


                                     NC RESOURCES, INC.

                                     By: /s/TIMOTHY E. FOSTER
                                         ------------------------------
                                         Name:  Timothy E. Foster
                                         Title: Chief Executive Officer


                                     PARENT:

                                     NOVACARE, INC.

                                     By: /s/TIMOTHY E. FOSTER
                                         ------------------------------
                                         Name:  Timothy E. Foster
                                         Title: Chief Executive Officer


                                     HANGER ORTHOPEDIC GROUP, INC.

                                     By: /s/IVAN R. SABEL
                                         ------------------------------
                                         Name:  Ivan R. Sabel
                                         Title: Chief Executive Officer


                                     PURCHASER:

                                     HPO ACQUISITION CORP.

                                     By: /s/IVAN R. SABEL
                                         ------------------------------
                                         Name:  Ivan R. Sabel
                                         Title: Chief Executive Officer

                              AMENDMENT NO. 1 TO
                           STOCK PURCHASE AGREEMENT

      AMENDMENT NO. 1 made as of May 19, 1999 ("Amendment No. 1"), by and among NovaCare, Inc., a Delaware corporation ("Parent"), NC Resources, Inc., a Delaware corporation (the "Seller"), Hanger Orthopedic Group, Inc., a Delaware corporation ("Hanger"), and HPO Acquisition Corp., a Delaware corporation (the "Purchaser"), to the Stock Purchase Agreement, dated as of April 2, 1999, by and among the Parent, the Seller, Hanger and the Purchaser (the "Stock Purchase Agreement").

                             W I T N E S S E T H:


      WHEREAS, the parties hereto have entered into the Stock Purchase Agreement pursuant to which, among other things, the Seller shall sell to the Purchaser, and the Purchaser shall acquire from the Seller, all of the issued and outstanding shares of common stock, $.01 par value per share, of NovaCare Orthotics and Prosthetics, Inc., a Delaware corporation (the "Company"); and

      WHEREAS, the parties hereto desire to amend the Stock Purchase Agreement as hereinafter set forth.

      NOW  THEREFORE,   in  consideration  of  the  premises  and  the  mutual
agreements hereinafter set forth, the parties hereto, intending to be legally bound, hereby agree as follows:

      1. DEFINED TERMS. All capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed thereto in the Stock Purchase Agreement.

      2.    AMENDMENTS TO STOCK PURCHASE AGREEMENT.

      (a) Section 1.02(a) of the Stock Purchase Agreement is hereby amended by deleting Section 1.02(a) thereof in its entirety and substituting therefor the following:

            "(a) PURCHASE PRICE AND PAYMENT. The Purchaser agrees to provide the Seller with an aggregate value of Four Hundred Forty-Five Million Dollars ($445,000,000.00) ("PURCHASE PRICE") for the Shares by: (i) the assumption of the promissory notes payable by the Company to the sellers of acquired businesses in a principal amount not to exceed the amount (the "Relevant Amount") set forth on Schedule 1.02(a)(1) hereto with respect to the relevant Closing Date (the "Acquired-company Notes") as specifically listed on SCHEDULE 1.02(A)(2) hereto; (ii) the escrow of Ten Million Dollars ($10,000,000.00) (the "Escrowed Funds") until the determination of any Purchase Price adjustments as provided in Section 1.02(b) hereof; (iii) the assumption of the liability of the Parent with respect to the severance amounts calculated as set forth on SCHEDULE 1.02(a)(3); and (iv) the payment of the balance of the Purchase Price in cash by wire transfer or delivery of other immediately available funds at the Closing."

      (b) Section 4.01 of the Stock Purchase Agreement is hereby amended by deleting Section 4.01 in its entirety and substituting therefor the following paragraph:

            "4.01 TIME AND PLACE OF THE CLOSING. The closing of the purchase and sale of the Shares as set forth herein (herein referred to as the "Closing") shall be held at the offices of Haythe & Curley, 237 Park Avenue, New York, New York 10017 at 10:00 a.m., local time, on July 1, 1999, or such other time, place and date as the Purchaser and the Seller may agree (such date upon which the Closing occurs is herein referred to as the "Closing Date") and, for accounting purposes, the Closing shall be effective as of a mutually agreeable date."

      (c) Schedule 1.02(a)(2) to the Stock Purchase Agreement is hereby amended by deleting Schedule 1.02(a)(2) thereof in its entirety and substituting therefor a new Schedule 1.02(a)(2) in the form attached to this Amendment No. 1.


      3.    MISCELLANEOUS.

      (a) The parties hereto further agree that all notices, requests or instructions under this Amendment No. 1 or any other agreement made between the parties hereto in connection with the Stock Purchase Agreement shall be in writing and delivered personally, sent by telecopy or sent by registered or certified mail, postage prepaid, return receipt requested, or by FedEx or other recognized overnight courier, to the address set forth in Section 11.01 of the Stock Purchase Agreement.

      (b)   Except  as  specifically   amended  herein,   the  Stock  Purchase
Agreement shall remain in full force and effect in accordance with its terms.

      (c) This Amendment No. 1 shall be binding upon the parties hereto and their respective successors and assigns.

      (d) This Amendment No. 1 may be executed in counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

                                     * * *

      IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 1 to be duly executed on the date first above written.

                                     NC RESOURCES, INC.

                                     By: /s/TIMOTHY E. FOSTER
                                         ------------------------------
                                         Name:  Timothy E. Foster
                                         Title: Chief Executive Officer


                                     NOVACARE, INC.

                                     By: /s/TIMOTHY E. FOSTER
                                         ------------------------------
                                         Name:  Timothy E. Foster
                                         Title: Chief Executive Officer


                                     HANGER ORTHOPEDIC GROUP, INC.

                                     By: /s/IVAN R. SABEL
                                         ------------------------------
                                         Name:  Ivan R. Sabel
                                         Title: Chief Executive Officer


                                     HPO ACQUISITION CORP.

                                     By: /s/IVAN R. SABEL
                                         ------------------------------
                                         Name:  Ivan R. Sabel
                                         Title: Chief Executive Officer